Exhibit 10.1

[Execution Version]

Unpublished CUSIP Number:

CREDIT AGREEMENT

among

SUSSER HOLDINGS, L.L.C. and SSP PARTNERS,

as Borrowers,

THE BANKS,

BANK OF AMERICA, N.A.,

as Administrative Agent for the Banks,

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

as Syndication Agent for the Banks

And

BANC OF AMERICA SECURITIES LLC and

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Book Managers

$50,000,000

December 21, 2005

i

(Continued)

(Continued)

(Continued)

		PAGE
8.9	Counterparts	77

8.10	USA Patriot Act Notice	77

8.11	Joint and Several Liability	77

8.12	Entire Agreement	77

8.13	Treatment of Certain Information; Confidentiality	77

EXHIBITS

Exhibit A	-	Form of Borrowing Base Certificate

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Revolving Loan Borrowing Request

Exhibit D	-	Form of Continuation/Conversion Request

Exhibit E	-	Form of Revolving Loan Note

Exhibit F	-	Form of Assignment and Acceptance

Exhibit G	-	Closing Documents List

Exhibit H	-	Form of Joinder Agreement

Exhibit I-1	-	New Bank Agreement

Exhibit I-2	-	Revolving Loan Commitment Increase Agreement

SCHEDULES

Schedule I	-	Administrative Information (Borrowers; Administrative Agent; Banks)

Schedule II	-	Existing Letters of Credit

Schedule 4.10	-	Subsidiaries

Schedule 4.12	-	Environmental Compliance

Schedule 5.5	-	Consolidated EBITDAR

Schedule 5.8	-	Debt

Schedule 5.9(a)	-	Existing Liens

Schedule 5.9(b)	-	Landlords’ Liens

Schedule 5.11	-	Transactions with Affiliates

CREDIT AGREEMENT

This Credit Agreement dated as of December 21, 2005, is among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as Borrowers, the financial institutions named herein, as Banks, and Bank of America, N.A., as Administrative Agent for the Banks.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any group of related assets, liabilities, or securities of any Person or group of Persons.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of November 4, 2005, by and among the Parent Borrower, the Parent Guarantor, and Stripes Acquisition LLC (including all schedules and exhibits thereto).

“Administrative Agent” means Bank of America, in its capacity as an administrative and collateral agent pursuant to Article 7 and any successor agent pursuant to Section 7.7.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agents” means the Administrative Agent and the Syndication Agent.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in Schedule I to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify in writing to the Borrowers and the Administrative Agent for such particular type of transaction.

“Applicable Margin” means, with respect to interest rates, unused commitment fees, and letter of credit fees and as of any date of its determination, an amount equal to the percentage amount set forth in the table below opposite the applicable Consolidated Rent Adjusted Leverage Ratio for the four fiscal quarters then most recently ended:

Consolidated Rent Adjusted Leverage Ratio	Applicable Margin LIBOR Tranches	Applicable Margin Prime Rate Tranche	Applicable Margin Commitment Fee	Applicable Margin Letter of Credit Fee
> 5.75	2.00%	1.00%	.50%	1.50%
≤ 5.75 and > 4.75	1.75%	0.75%	.50%	1.50%
≤ 4.75	1.50%	0.50%	.375%	1.50%

Until the delivery of the Parent Borrower’s quarterly financial statements and Compliance Certificate for the period ending April 2, 2006, the foregoing ratio shall be deemed to be ≤ 5.75 and > 4.75. Thereafter, the ratio and resulting Applicable Margin shall be based upon the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Sections 5.2(a) or 5.2(b). Any adjustments to the Applicable Margin shall become effective on the 45th day following the last day of each fiscal quarter or on the 120th day following the last day of each fiscal year as applicable; provided, however, that if any such Compliance Certificate is not delivered when required hereunder, the Applicable Margin shall be deemed to be the maximum percentage amount in each table from such 45th or 120th day until such Compliance Certificate is received by the Administrative Agent. Upon any change in the Applicable Margin, the Administrative Agent shall promptly notify the Borrowers and the Banks of the new Applicable Margin, provided that any failure by the Administrative Agent to deliver such notice shall not affect any such change.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit F executed by an assignor Bank, an assignee Bank, and the Administrative Agent, in accordance with Section 8.5.

“AutoBorrow Agreement” means the AutoBorrow Service Agreement dated as of December 21, 2005, between the Subsidiary Borrower and the Swing Line Lender.

“Bank of America” means Bank of America, N.A., in its individual capacity.

“Banks” means the lenders listed as Banks on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.5(b).

“Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%.

“Borrower” means each of the Parent Borrower and the Subsidiary Borrower and “Borrowers” means the foregoing collectively.

“Borrowing Base Certificate” means a borrowing base certificate executed by an authorized officer of the Parent Borrower in substantially the form of Exhibit A.

“Bridge Loans” means, collectively, senior unsecured loans in a principal amount of up to $170,000,000 made available to the Parent Borrower under a bridge loan facility arranged by the Joint Lead Arrangers and on terms and conditions reasonably acceptable to the Agents.

“Business Day” means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

“C&G Entity” means each of C&G Investments, LLC, a Delaware limited liability company, and each Cash and Go Entity.

“Capital Expenditures” means, with respect to any Person and with respect to any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with generally accepted accounting principles, provided, that Capital Expenditures shall not include expenditures deemed to occur in connection with Acquisitions made pursuant to Section 5.9.

“Capital Leases” means, with respect to any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash and Go Entity” means Cash and Go Management, LLC, a Texas limited liability company, and Cash and Go, Ltd., a Texas limited partnership.

“Change of Control” means (a) with respect to the Parent Guarantor, Wellspring’s failure to own directly or indirectly at least 51% of the Voting Securities of the Parent Guarantor on a fully-diluted basis, (b) with respect to the Parent Borrower, the Parent Guarantor’s failure to own 100% of the Voting Securities of the Parent Borrower on a fully-diluted basis, in each case, as a result of one or more transactions and (c) with respect to the Subsidiary Borrower, that (i) Sam L. Susser, or any successor to his management role or function approved by the Administrative Agent in its reasonable discretion prior to such succession, shall cease to actively serve in a similar management role or function as he serves as of the date hereof by reason of resignation, action by the partners of the Subsidiary Borrower, or otherwise, or (ii) as a result of one or more transactions, any Person or related Persons constituting a group (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that does not have an ownership interest in the Subsidiary Borrower as of the date hereof shall acquire, directly or indirectly, beneficial ownership of more than 49% of the outstanding Voting Securities in the Subsidiary Borrower.

“Circle K Royalties” means the royalties paid by the Parent Borrower and its Subsidiaries to TMC Franchise Corporation pursuant to the License Agreement dated as of November 26, 1996, as amended, between the Subsidiary Borrower and TMC Franchise Corporation.

“Closing Date” means the first date on which all of the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 8.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” has the meaning specified in the Security Documents.

“Commonly Controlled Entity” means, with respect to any Person, any other Person which is under common control with such Person within the meaning of Section 414 of the Code.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Parent Borrower in substantially the form of Exhibit B.

“Consolidated Adjusted Rent” means for any period of its determination, for the Parent Borrower and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the product of (i) all Rental Expense for such period and (ii) eight.

“Consolidated EBITDA” means, for any period of its determination, for the Parent Borrower and its Subsidiaries on a consolidated basis and without duplication, an amount equal to consolidated net income for such period plus: (a) the following to the extent deducted or excluded in calculating such consolidated net income: (i) consolidated interest expense of the Parent Borrower and its Subsidiaries for such period; (ii) federal, state and local taxes of the Parent Borrower and its Subsidiaries (to the extent based on income, profits or capital and including franchise and similar taxes) for such period; (iii) the depreciation, amortization and accretion of the Parent Borrower and its Subsidiaries for such period; (iv) the cumulative effect of a change in accounting principles; and (v) non-cash management incentive options compensation; minus (b) to the extent added or included in calculating such consolidated net income, all extraordinary gains for such period related to assets sales; plus (c) to the extent deducted in calculating such consolidated net income: (i) non-recurring costs (including restructuring costs, extraordinary costs, and transaction costs related to the Transaction) and expenses and charges resulting from equity offerings; (ii) payments pursuant to the Management Services Agreement (as in effect on the date hereof); (iii) pro forma costs savings not to exceed $1,000,000 on an annualized basis relating to consulting arrangements actually terminated in connection with the Susser Acquisition; (iii) the Circle K Royalties actually paid; (iv) termination payments payable in connection with the termination of Circle K Royalties; and (v) rent expense as determined in accordance with generally accepted accounting principles not actually paid in cash during such period; minus (d) additional marketing expenses related to the Circle K re-branding, not to exceed $800,000 on an annualized basis, to the extent not already including in calculating net income.

“Consolidated EBITDAR” means, for any period of its determination, for the Parent Borrower and its Subsidiaries on a consolidated basis, (a) Consolidated EBITDA of the Parent Borrower and its Subsidiaries for such period plus (b) all Rental Expense of the Parent Borrower and its Subsidiaries for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of its determination, for the Parent Borrower and its Subsidiaries on a consolidated basis and without duplication, the ratio of (a) Consolidated EBITDAR for the Parent Borrower and its Subsidiaries for the period of the four fiscal quarters most recently ended, minus (i) cash taxes paid by the Parent Borrower and its Subsidiaries during such period, minus (ii) Restricted Payments made by the Parent Borrower and its Subsidiaries during such period (other than Restricted Payments made (i) to the Parent Borrower or any wholly owned Subsidiary of the Parent Borrower that is a Borrower or a Guarantor or (ii) in common equity interests of the maker of such payment) to (b) the sum of (i) the consolidated Rental Expense of the Parent Borrower and its Subsidiaries for such period plus (ii) cash interest paid by the Parent Borrower and its Subsidiaries during such period net of interest income of the Parent Borrower and its Subsidiaries for such period plus (iii) the principal payments made on long term Debt of the Parent Borrower and its Subsidiaries for the preceding four fiscal quarters (other than payments specifically excluded by the following sentence). For purposes of this definition, the principal payments made on long term Debt of the Parent Borrower and its Subsidiaries shall be deemed to exclude any such payments (y) resulting from the refinancing of such Debt or (z) made in connection with the sale of assets securing such Debt, in each case in an amount not to exceed the principal amount of such Debt refinanced (excluding any increases thereof) or repaid with such proceeds, as applicable.

“Consolidated Net Debt” means, as of any date of determination, for the Parent Borrower and its Subsidiaries on a consolidated basis and without duplication, (a) the consolidated Funded Debt of the Parent Borrower and its Subsidiaries as of such date minus (b) the sum of (i) cash held by the Parent Borrower and its Subsidiaries as of such date (excluding restricted cash) and (ii) the aggregate amount of Permitted Investments pursuant to sections (iii)-(vi) of the definition of “Permitted Investments” held by the Parent Borrower and its Subsidiaries as of such date.

“Consolidated Rent Adjusted Leverage Ratio” means, as of any date of determination, for the Parent Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Consolidated Net Debt as of such date and (ii) Consolidated Adjusted Rent for the four fiscal quarters then most recently ended to (b) Consolidated EBITDAR for the four fiscal quarters then most recently ended.

“Continuation/Conversion Request” means a Continuation/Conversion Request in substantially the form of Exhibit D executed by a Responsible Officer of the applicable Borrower and delivered to the Administrative Agent.

“Credit Documents” means this Agreement, the Revolving Loan Notes, the Swing Line Note, the AutoBorrow Agreement, the Letter of Credit Documents, the Guaranties, the Security Documents, any Hedge Agreement, any Treasury Management Agreement, and each other agreement, instrument, or document executed by a Credit Party and delivered to the Administrative Agent at any time in connection with this Agreement.

“Credit Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to the Administrative Agent, any Bank, or any Affiliate of any Bank under this Agreement, the Revolving Loan Notes, the Swing Line Note, the Letter of Credit Documents, and the other Credit Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Credit Parties” means collectively, the Parent Borrower, the Subsidiary Borrower and each Guarantor.

“Debt” means, with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business, in each case, to the extent the same are not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established and reported in accordance with generally accepted accounting principals), (d) obligations of such Person as lessee under Capital Leases, (e) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, or other creditor assurances, in each case, assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder for which the applicable Person could be liable, the amount of any Debt described in clause (f) that is not covered by clause (e) shall be valued at the lesser of (i) the amount of the Debt secured and (ii) the book value of the property securing such Debt.

“Default” means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any Applicable Margin, plus (ii) 2.00% per annum or (b) in all other cases, the Base Rate in effect from time to time plus the Applicable Margin for the Prime Rate Tranche in effect from time to time plus 2.00% per annum.

“Dollars or $” means lawful money of the United States of America.

“Eligible Accounts” means, with respect to any Person, the accounts receivable of such Person which are reflected on the balance sheet of such Person as of the date of determination in accordance with generally accepted accounting principles, excluding, however:

(a) accounts receivable in which the Administrative Agent does not have a first priority perfected security interest, accounts receivable from government agencies (including accounts receivable governed by the Federal Assignment of Claims Act) other than accounts receivable arising from the sale of fuel to school districts, counties and municipalities in Texas or regional transportation authorities in Texas in an aggregate amount not to exceed $750,000 at any time, and accounts receivable which are not “accounts” as such term is defined in the New York Uniform Commercial Code (including those represented by any promissory note, trade acceptance, chattel paper, draft, or other instrument);

(b) accounts receivable which did not arise from an enforceable order or contract for the absolute and final sale of the inventory or services of the Person or accounts receivable for which the sales or services have not been fully performed in the ordinary course of business of the Person;

(c) accounts receivable which are older than 90 days after the date of the invoice that generated such account receivable;

(d) accounts receivable which are subject to any contest or offset or which have been disputed;

(e) accounts receivable which were not generated in an arm’s length transaction or accounts receivable from any Affiliate of the Person;

(f) accounts receivable generated from any credit card transaction;

(g) accounts receivable from a foreign Person which are not supported by a letter of credit approved by the Administrative Agent;

(h) accounts receivable from any Person 50% or more of whose then-existing accounts owing to any Credit Party do not meet the requirements for eligibility set forth herein; and

(i) accounts receivable which are otherwise unacceptable as collateral as reasonably determined by the Administrative Agent, such determination to be made in good faith and on a basis consistent with the basis applied by the Administrative Agent for similarly-situated borrowers.

“Eligible Assignee” means, with respect to any assignment hereunder at the time of such assignment, (a) any Bank, (b) any Affiliate of any Bank, and (c) any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000 which is (in the case of this clause (c) only) approved by the Administrative Agent, and, so long as no Event of Default exists, the Borrowers, in either case, such approval not to be unreasonably withheld.

“Eligible Inventory” means, with respect to any Person and as of any date of determination, the inventory of such Person which is reflected on the balance sheet of such Person as of such date in accordance with generally accepted accounting principles, excluding, however:

(a) inventory in which the Administrative Agent does not have a first priority perfected security interest;

(b) inventory of such Person out on consignment, inventory held by such Person on consignment, and inventory which is not “inventory” as such term is defined in the New York Uniform Commercial Code;

(c) inventory of such Person consisting of motor fuels;

(d) inventory purchased from an Affiliate of the Person other than in accordance with Section 5.11; and

(e) inventory which is otherwise unacceptable as collateral as reasonably determined by the Administrative Agent, such determination to be made in good faith and on a basis consistent with the basis applied by the Administrative Agent for similarly-situated borrowers.

“Eligible Real Property” means, with respect to any Person and as of any date of its determination, the real property owned by such Person on which such Person owns and operates a convenience store, including the improvements constructed thereon, provided that such property is subject to no Liens, other than Permitted Liens, and is reasonably satisfactory to the Agents.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Entity or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution directly or indirectly by the Equity Investors of an amount of cash to the common equity of the Parent Guarantor, and the reinvestment thereof to the common equity of the Parent Borrower, in an amount which, together with rollover equity contributed by Sam L. Susser and other management investors reasonably satisfactory to the Agents, equals not less than $127,000,000.

“Equity Investors” means Wellspring and certain of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Restricted Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a pension Plan; (b) a withdrawal by any Restricted Entity or any ERISA Affiliate from a pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Restricted Entity or any ERISA Affiliate from a multiemployer Plan or notification that a multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a pension Plan or multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any pension Plan or multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 6.1.

“Excluded Matter” means any one or more of the following: (a) the effect of any change in economies or securities or financial markets in general in the United States or elsewhere, (b) the effect of any change that generally affects any industry in which the Parent Borrower or any of its Subsidiaries operates, (c) the effect of any action taken by the Parent Guarantor or its Affiliates with respect to the transactions contemplated by the Acquisition Agreement or with respect to the Parent Borrower or its Subsidiaries at or prior to the Effective Time (as defined in the Acquisition Agreement), (d) the effect of any changes in applicable Laws (as defined in the Acquisition Agreement) or accounting rules, or (e) any effect resulting from the public announcement of the Acquisition Agreement or the consummation of the transactions or permitted by the Acquisition Agreement, other than, in the case of the immediately preceding clauses (a) and (b), any such changes which have a materially disproportionate effect on the Parent Borrower and its Subsidiaries (taken as a whole) relative to the effect on other Persons operating in the same industry as the Parent Borrower and its Subsidiaries.

“Existing Credit Agreement” means the Credit Agreement dated as of March 28, 2002 among the Subsidiary Borrower, the financial institutions named therein, as banks, and Bank of America, N.A., as agent for the banks.

“Existing Letters of Credit” mean the letters of credit issued under the Existing Credit Agreement and set forth on Schedule II.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Funded Debt” means, with respect to any Person, the sum of the Debt of such Person plus (to the extent not already constituting Debt) the Letter of Credit Exposure, exclusive of amounts attributable to the aggregate undrawn amounts of Letters of Credit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means, with respect to each Guarantor, the Guaranty dated as of December 21, 2005, made by such Guarantor in favor of the Administrative Agent for the ratable benefit of the Banks guaranteeing the Credit Obligations, and “Guaranties” means the foregoing collectively.

“Guarantors” means, collectively, the Parent Guarantor, all Subsidiaries of the Parent Borrower (other than the Subsidiary Borrower) delivering a Guaranty as of the date hereof, and all Subsidiaries of the Borrowers required to execute a Guaranty under Section 5.20 in the future, excluding, for avoidance of doubt, Susser Company Ltd.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement between any Credit Party and any Bank or any Affiliate of any Bank now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Initial Revolving Loan Borrowing” means the Revolving Loan Borrowing requested by the applicable Borrower and funded on the date of this Agreement in a principal amount not to exceed $12,000,000 (exclusive of any Existing Letters of Credit).

“Interest Period” means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the applicable Borrower may select in the applicable Revolving Loan Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the applicable Borrower may only select one month Interest Periods); provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) no Borrower may select an Interest Period for any LIBOR Tranche which ends after the Revolving Loan Maturity Date.

“Issuing Bank” means Bank of America and any successor issuing bank pursuant to Section 7.7.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means Banc of America Securities LLC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as joint lead arrangers and joint book managers hereunder.

“Letter of Credit” means any standby or commercial letter of credit issued by the Issuing Bank for the account of the applicable Borrower pursuant to the terms of this Agreement, and shall include the Existing Letters of Credit.

“Letter of Credit Advance” means, with respect to each Bank, such Bank’s funding of its participation in any Letter of Credit Borrowing in accordance with its ratable share of the Letter of Credit Exposure.

“Letter of Credit Application” means the Issuing Bank’s standard form letter of credit application for a standby letter of credit which has been executed by a Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

“Letter of Credit Application Amendment” means the Issuing Bank’s standard form application to amend a letter of credit for a standby letter of credit which has been executed by a Borrower and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to Sections 2.3(d) or 6.4 to be maintained with the Administrative Agent in accordance with Section 2.3(g).

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means $10,000,000.

“LIBOR” means, for any Interest Period with respect to a LIBOR Tranche, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest

Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Tranche being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Tranche” shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.5.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

“Majority Banks” means, at any time, Banks holding more than 50% of the then aggregate unpaid principal amount of the Revolving Loan Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Majority Banks” shall mean Banks having more than 50% of the aggregate amount of the Revolving Loan Commitments at such time.

“Management Services Agreement” means the Management Services Agreement dated as of December 21, 2005 among Wellspring Capital Management LLC, Sam L. Susser and the Parent Borrower.

“Material Adverse Effect” means any change, occurrence or development that is or would be materially adverse to (i) the business, assets, liabilities (actual or contingent), operations, properties, results of operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries (taken as a whole) or (ii) solely as such term is used in Section 3.1 hereof, the ability of the Parent Borrower to consummate the transactions contemplated by the Acquisition Agreement, other than, in the case of clause (ii), such an effect resulting from an Excluded Matter.

“Moody’s” means Moody’s Investor Services Inc.

“Parent Borrower” means Susser Holdings, L.L.C., a Delaware limited liability company.

“Parent Guarantor” means Stripes Holdings LLC, a Delaware limited liability company.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Debt” means all of the following Debt:

(a) Debt outstanding under the Credit Documents;

(b) Debt in the form of the Senior Notes or the Bridge Loans and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement;

(c) Debt in existence at closing as set forth in Schedule 5.8 hereto and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement;

(d) Debt in the form of borrowed money which does not have any stated maturity before the date which is 90 days after the Maturity Date;

(e) Subordinated Intercompany Debt;

(f) other Debt in the form of borrowed money in an aggregate principal amount not to exceed $5,000,000;

(g) unsecured Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) incurred through the borrowing of money or contingent liabilities in respect thereof;

(h) Debt of a Person existing at the time such Person became a Subsidiary of the Parent Borrower or that is assumed pursuant to an acquisition of assets permitted by this Agreement by the acquirer of such assets, but only if such Debt was not created or incurred in contemplation of such Person becoming a Subsidiary or such permitted acquisition and the aggregate outstanding amount of all Debt existing pursuant to this clause does not exceed $1,000,000 at any time; and

(i) guaranties by any Credit Parties of Debt of customers of any C&G Entity for check cashing and short term lending products in the ordinary course of business consistent with past practices in an aggregate outstanding amount not to exceed $4,000,000 at any time;

provided that, in the case of any Debt referred to in clause (d) above that exceeds $15,000,000 in the aggregate, the Parent Borrower shall have delivered the Compliance Certificate required by Section 5.2(l) prior to the incurrence of such Debt.

“Permitted Dispositions” means all the following dispositions: (i) sales of inventory, real property or non-operating assets in the ordinary course of business, (ii) sales of obsolete assets, and (iii) sales pursuant to any sale-leaseback transaction, provided that, (a) in the case of any sale-leaseback transaction (or series of related transactions) the Parent Borrower shall have delivered the Compliance Certificate, if any, required by Section 5.5 prior to the effective date of such transaction and (b) in the case of any sale of Eligible Real Property, the Borrowers shall have delivered to the Administrative Agent a completed Borrowing Base Certificate, duly certified by a Responsible Officer of the Parent Borrower on the effective date of such sale, giving effect to the disposition of such Eligible Real Property demonstrating that no prepayment is due under Section 2.1(c)(ii) in connection with such sale (unless made concurrently).

“Permitted Investments” means all of the following: (i) investments in and loans to the Credit Parties, (ii) investments in the form of extensions of trade credit in the ordinary course of business, (iii) investments in direct obligations of the United States, or investments in any entity or obligations of any entity which are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof, (iv) investments in commercial paper and bankers’ acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition are accorded the highest rating by S&P or Moody’s, (v) investments in time deposits, certificates of deposit, or Eurodollar certificates of deposit maturing in twelve months or less from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $500,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A by S&P or by Moody’s, (vi) investments in money market funds which invest solely in the types of investments described in paragraphs (iii) through (v) above, (vii) advances to the Borrowers’ directors, officers, and employees in the ordinary course of business, in an aggregate outstanding amount not to exceed $500,000, (viii) other investments to which the Administrative Agent has consented in writing, (ix) guaranties for and on behalf of Credit Parties, (x) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (xi) investments permitted as Capital Expenditures pursuant to Section 5.7, (xii) investments by way of the acquisition of capital securities permitted pursuant to Section 5.10, (xiii) investments consisting of any deferred portion of the sales price received by any Borrower or any Subsidiary in connection with any disposition permitted by this Agreement, (xiv) investments in Susser Company, Ltd. that are existing as of the date of this Agreement and additional investments made in Susser Company, Ltd. after the date of this Agreement in an aggregate amount not to exceed $250,000, (xv) investments by C&G Investments LLC in any Cash and Go Entity that are existing as of the date of this Agreement and additional investments by C&G Investments, LLC in each Cash and Go Entity consisting of repurchasing the remaining equity interests of each Cash and Go Entity provided that, after such repurchase, each Cash and Go Entity complies with the requirements of Section 5.19 and (xvi) other investments (including Acquisitions, dealer joint ventures, and new store developments) that are in the same or a similar or complimentary line of business as the Borrowers or the Guarantors, provided that neither the Parent Guarantor nor any of its Subsidiaries may enter into any such other investments if after giving effect to thereto any Default or Event of Default would exist.

“Permitted Liens” means all of the following Liens:

(a) Liens securing the Credit Obligations;

(b) Liens, other than Liens on Collateral or Eligible Real Property, securing Permitted Debt permitted under clauses (d), (f) and (h) thereof;

(c) Existing Liens described on Schedule 5.9(a) provided that no such Lien is spread to cover any additional property or indebtedness;

(d) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money, the obtaining of advances or credit, or payment of legal judgments and which do not materially detract from the value of such Person’s assets or materially interfere with such Person’s business, including such (i) Liens for taxes, assessments, or other governmental charges or levies; (ii) Liens in connection with worker’s compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens on property other than Eligible Real Property in the form of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens arising by operation of law in the ordinary course of business; (v) Liens on Eligible Real Property in the form of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens arising by operation of law in the ordinary course of business for obligations that are not yet due and payable, in each case, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property;

(e) Landlords’ Liens listed on Schedule 5.9(b) or to which the Administrative Agent consents in writing;

(f) Liens on equipment of such Person, arising in the ordinary course of business, granted by such Person to secure a third party’s debt in order for such Person to obtain a fuel supply agreement, provided, that no such Lien is spread to cover any additional property or indebtedness;

(g) Liens on inventory securing purchase money debt permitted under clause (d) or (f) of Permitted Debt, provided that each such Lien secures only the purchase money debt incurred in connection with the acquisition of such inventory and each such Lien encumbers only the inventory purchased in connection with the incurrence of such purchase money debt;

(h) Liens securing indebtedness permitted by (h) of Permitted Debt; provided, that such Liens existed prior to the relevant Person becoming a Subsidiary or the relevant assets being acquired (as the case may be), were not created in anticipation thereof and attach only to the assets being acquired or to specific tangible assets of such Person (and not to assets generally);

(i) Pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens under ERISA), or to secure performance of surety and appeal bonds or performance bonds entered into in the ordinary course of business or tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business;

(j) judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 6.1; and

(o) other liens on property (other than Eligible Real Property) of the Parent Guarantor, the Parent Borrower or any of their respective Subsidiaries, provided that the fair market value of the property encumbered by Liens described in this clause (o), and the indebtedness and other obligations secured thereby, does not exceed $1,000,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

“Prime Rate” means, for any day, the fluctuating per annum interest rate in effect on such day equal to the rate of interest publicly announced by the Administrative Agent as its prime rate, whether or not a Borrower has notice thereof.

“Prime Rate Borrowing” shall mean that portion of any Revolving Loan Borrowing which bears interest based upon the Base Rate as determined in accordance with Section 2.5.

“Prime Rate Tranche” shall mean the Tranche which bears interest based upon the Base Rate, as determined in accordance with Section 2.5.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“ratable share” or “pro rata share” means, with respect to any Bank and as of any date of its determination, either (a) the ratio of such Bank’s Revolving Loan Commitment at such time to the aggregate Revolving Loan Commitments at such time or (b) if the Revolving Loan Commitments have been terminated, the ratio of such Bank’s aggregate outstanding Revolving Loan Advances and share of the Letter of Credit Exposure at such time to the aggregate outstanding Revolving Loan Advances and Letter of Credit Exposure at such time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rental Expense” means, for any period of its determination, all amounts actually paid by the Parent Borrower and its Subsidiaries during such period under any lease or other instrument (other than a Capital Lease) pursuant to which the Parent Borrower or any of its Subsidiaries is entitled to use any property or assets (whether real, personal, or mixed) of another Person.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Accounting Officer, any Vice President or any other officer of such Person designated by any of the foregoing in writing from time to time.

“Restricted Entities” means the Parent Borrower, the Subsidiary Borrower, the Guarantors, and each Subsidiary of the Parent Borrower (other than Susser Company, Ltd.).

“Restricted Payment” means the declaration or making by any Person of any (a) dividends or partnership distribution; (b) purchase, redemption, retirement, or other acquisition for value of any of its capital stock or partnership interests, as applicable, now or hereafter outstanding, or any distribution of assets to its stockholders as such or its partners as such, whether in cash, assets, or in obligations of such Person; (c) allocation or other setting apart of any sum for any of the foregoing purposes; or (d) making of any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or partnership interests; in each case, other than any such dividends, distributions, and payments payable in such Person’s common stock.

“Revolving Loan” means the aggregate outstanding principal amount of the Revolving Loan Borrowings.

“Revolving Loan Advance” means the outstanding principal from a Bank which represents such Bank’s ratable share of a Revolving Loan Borrowing.

“Revolving Loan Borrowing” means any aggregate amount of principal advanced on the same day and pursuant to the same Revolving Loan Borrowing Request under the revolving loan facility created in Section 2.1.

“Revolving Loan Borrowing Base” means the sum of (a) 85% of the difference of (i) the value of the Credit Parties’ Eligible Accounts minus (ii) the aggregate unpaid amount of any state fuel excise taxes payable by the Credit Parties, plus (b) the lesser of (i) 50% of the value of the Credit Parties’ Eligible Inventory and (ii) an amount equal to 50% of the Credit Parties’ Eligible Accounts, plus (c) the lesser of (i) 66% of the fair market value (such fair market value determined by a method consistent with the method utilized to determine the fair market value of the properties included in the Sale-Leaseback) of the Credit Parties’ Eligible Real Property, (ii) 50% of the total Revolving Loan Commitments then in effect, and (iii) the sum of the amounts determined pursuant to clauses (a) and (b) of this definition, minus (d) such reserves as the Agents may establish from time to time in their reasonable credit judgment acting in good faith. Upon receipt of each Borrowing Base Certificate, the Revolving Loan Borrowing Base reflected therein shall be in effect until receipt of the next Borrowing Base Certificate.

“Revolving Loan Borrowing Request” means a Revolving Loan Borrowing Request in substantially the form of Exhibit C executed by a Responsible Officer of the applicable Borrower and delivered to the Administrative Agent.

“Revolving Loan Commitment” means, for any Bank, the amount set forth below such Bank’s name on the signature pages of this Agreement as its Revolving Loan Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Revolving Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.5(c), in each case as such amount may be terminated pursuant to Section 6.2, or increased pursuant to Section 2.13.

“Revolving Loan Maturity Date” means the earlier of (a) December 20, 2010 and (b) the date of termination in whole of all of the commitments of the Administrative Agent and the Banks hereunder pursuant to Section 6.2.

“Revolving Loan Note” means a promissory note of a Borrower payable to the order of a Bank, in substantially the form of Exhibit E, evidencing the indebtedness of such Borrower to such Bank resulting from Revolving Loan Advances made by such Bank to such Borrower.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc.

“Sale-Leaseback” means the sale of and leaseback by the Subsidiary Borrower of certain properties of the Subsidiary Borrower on terms and conditions that are consistent with the Letter dated as of October 7, 2005 between Commercial Net Lease Realty, Inc. and Banc of America Securities LLC and accepted by the Subsidiary Borrower as of October 11, 2005 relating to the sale-leaseback of certain properties of the Subsidiary Borrower.

“Security Agreement” means the Security Agreement dated as of December 21, 2005, made by the Credit Parties in favor of the Administrative Agent for the ratable benefit of the Banks granting the Administrative Agent a first priority security interest in the Credit Parties’ accounts receivables, inventory and equity interests in Subsidiaries to secure the Credit Obligations.

“Security Documents” means the Security Agreement and any other documents creating or consenting to Liens in favor of the Administrative Agent securing the Credit Obligations.

“Senior Notes” means the $170,000,000 aggregate principal amount of the Parent Borrower’s and Susser Finance Corporation’s 10 5/8% senior unsecured notes due 2013 issued pursuant to the Indenture dated as of December 21, 2005 among Stripes Acquisition LLC (to be merged with and into Susser Holdings, L.L.C.) and Susser Finance Corporation, as Issuers, the guarantors party thereto and The Bank of New York, as Trustee.

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured,

(c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SSP Financial Statements” means the annual audited consolidated financial statements of the Subsidiary Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, including the consolidated balance sheets of the Subsidiary Borrower and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income and cash flows for such fiscal year.

“SSP Interim Financial Statements” means the unaudited consolidated financial statements of the Subsidiary Borrower and its Subsidiaries dated as of October 2, 2005, including the consolidated balance sheets of the Subsidiary Borrower and its Subsidiaries as of the end of such fiscal quarter and the consolidated statements of income and cash flows for such fiscal quarter.

“Subordinated Intercompany Debt” means Debt of any Credit Party owing to any other Credit Party that is subordinated in right of payment and otherwise to the Revolving Loan and the other Credit Obligations in a manner satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

“Subsidiary Borrower” means SSP Partners, a Texas general partnership.

“Susser Acquisition” means the acquisition by the Parent Guarantor of the equity interests of the Parent Borrower pursuant to the Acquisition Agreement.

“Swing Line Lender” means Bank of America.

“Swing Line Loan” means the aggregate outstanding principal amount of the advances made under the Swing Line Note which will be made at the rate provided for in the AutoBorrow Agreement.

“Swing Line Note” means the promissory note of the Subsidiary Borrower in the principal amount of $7,500,000 payable to the order of the Swing Line Lender evidencing the indebtedness of such Borrower to the Swing Line Lender resulting from advances to the Subsidiary Borrower under the line of credit created thereunder.

“Swing Line Sublimit” means $7,500,000.

“Syndication Agent” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as syndication agent for the Banks.

“Tax Distributions” means, with respect to any Person, distributions in respect of income tax liabilities of members of such Person (for this purpose viewing members of such Person as any other Person(s) directly owning equity interests in such Person and any other Person(s) indirectly owning such interests through disregarded entities or partnerships for tax purposes) in an aggregate amount not to exceed the product of the taxable income, calculated in accordance with applicable law of such Person, and any of its Subsidiaries that are disregarded entities or partnerships for tax purposes, multiplied by the highest combined federal, state and local income tax rate applicable to individuals, or corporations if higher.

“TCEQ” means the Texas Commission on Environmental Quality, formerly known as the Texas Natural Resource Conservation Commission.

“Tranche” means any tranche of principal outstanding under the Revolving Loan accruing interest on the same basis whether created in connection with new advances of principal under the Revolving Loan pursuant to Section 2.5(a)(i) or by the continuation or conversion of existing tranches of principal under such Loan pursuant to Section 2.5(a)(ii) and shall include the Prime Rate Tranche or any LIBOR Tranche.

“Transaction” means, collectively, the Susser Acquisition, the Equity Contribution, the entering into and funding of the revolving credit facility created in Section 2.1, the issuance and sale of the Senior Notes or the entering into and funding of the Bridge Loans, as applicable, the entering into and funding of the Sale-Leaseback, the refinancing of the Existing Credit Agreement, and all related transactions.

“Treasury Management Agreement” means any agreement between any Credit Party and any Bank or any Affiliate of any Bank, now existing or hereafter entered into, which provides for any treasury management services to such Credit Party.

“Type” has the meaning set forth in Section 1.4.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Voting Securities” means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

“Wellspring” means Wellspring Capital Partners III, LP and its Affiliates.

1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

1.3 Accounting Terms; Preparation of Financials.

(a) All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, except as expressly set forth in this Agreement.

(b) The Credit Parties shall prepare their financial statements in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the SSP Financial Statements, unless otherwise approved in writing by the Administrative Agent.

1.4 Types. The “Type” of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or the Prime Rate Tranche.

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Standard time (daylight or standard, as applicable).

1.6 Letters of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.7 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” The word “or” shall mean “and/or” wherever necessary to prevent interpretation of any provision against the Administrative Agent or the Banks. Whenever a Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of the Borrowers unless otherwise specified. Whenever any determination is to be made by the Administrative Agent or any Bank, such determination shall be in such Person’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and any other Credit Documents, this Agreement shall control.

ARTICLE II

CREDIT FACILITIES

2.1 Revolving Loan Facility.

(a) Revolving Loan Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Revolving Loan Advances to the Borrowers as such Bank’s ratable share of Revolving Loan Borrowings requested by the Borrowers from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date provided that (i) the aggregate outstanding principal amount of the Revolving Loan Advances made by such Bank plus such Bank’s ratable share of the Swing Line Loan plus such Bank’s ratable share of the Letter of Credit Exposure shall not exceed such Bank’s Revolving Loan Commitment, and (ii) the amount of the Revolving Loan plus the Swing Line Loan plus the amount of the Letter of Credit Exposure shall not exceed the lesser of (A) the aggregate amount of the Revolving Loan Commitments and (B) the Revolving Loan Borrowing Base. Revolving Loan Borrowings must be made in an amount equal to or greater than the applicable amounts set forth in Section 2.5. Within the limits expressed in this Agreement, the Borrowers may from time to time borrow, prepay, and reborrow Revolving Loan Borrowings. The indebtedness of each Borrower to the Banks resulting from the Revolving Loan Advances made by the Banks shall be evidenced by Revolving Loan Notes made by such Borrower. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the aggregate principal amount of the Initial Revolving Loan Borrowing shall not exceed $12,000,000, exclusive of any Existing Letters of Credit, and not more than $1,000,000 of the proceeds of the Initial Revolving Loan Borrowing shall be used to pay costs, fees and expenses related to the Susser Acquisition.

(b) Method of Advancing.

(i) Each Revolving Loan Borrowing shall be made pursuant to a Revolving Loan Borrowing Request given by the applicable Borrower to the Administrative Agent in writing or by telecopy not later than the time required pursuant to Section 2.5(a)(i) to select the interest rate basis for the Revolving Loan Borrowing. Each Revolving Loan Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the applicable Borrower. Upon receipt of the Revolving Loan Borrowing Request by the Administrative Agent, the Administrative Agent shall promptly forward notice of the Revolving Loan Borrowing to the Banks. Each Bank shall, before 1:00 p.m. on the date of the requested Revolving Loan Borrowing, make available from its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Applicable Lending Office, in immediately available funds, such Bank’s ratable share of such Revolving Loan

Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Administrative Agent of such funds, the Administrative Agent shall, by 4:00 p.m., on the date requested for such Revolving Loan Borrowing make such Revolving Loan Borrowing available to the applicable Borrower in immediately available funds at any account of the applicable Borrower which is designated in writing by the applicable Borrower to the Administrative Agent; provided, however, that if, on the date the Revolving Loan Borrowing Notice with respect to such Revolving Loan Borrowing is given by the Borrower, there are Letter of Credit Borrowings outstanding, then the proceeds of such Revolving Loan Borrowing, first, shall be applied to the payment in full of any such Letter of Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(ii) Unless the Administrative Agent shall have received notice from a Bank before the date of any Revolving Loan Borrowing that such Bank shall not make available to the Administrative Agent such Bank’s ratable share of such Revolving Loan Borrowing, the Administrative Agent may assume that such Bank has made its ratable share of such Revolving Loan Borrowing available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with paragraph (i) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Revolving Loan Borrowing available to the Administrative Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the applicable Borrower by the Administrative Agent until the date such amount is paid to the Administrative Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Administrative Agent makes such amount available to the applicable Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Administrative Agent. If such Bank shall pay to the Administrative Agent such amount and interest as provided above, such amount so paid shall constitute such Bank’s Revolving Loan Advance as part of such Revolving Loan Borrowing for all purposes of this Agreement even though not made on the same day as the other Revolving Loan Advances comprising such Revolving Loan Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to the applicable Borrower, such Borrower agrees to repay to the Administrative Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to such Borrower until the date such amount is repaid to the Administrative Agent at the interest rate charged to such Borrower for such Revolving Loan Borrowing under the terms of this Agreement.

(iii) The failure of any Bank to make available its ratable share of any Revolving Loan Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Revolving Loan Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank’s obligations hereunder, including any failure to make available any funds as part of any Revolving Loan Borrowing.

(c) Prepayment.

(i) Each Borrower may prepay the outstanding principal amount of the Revolving Loan pursuant to written notice given by a Borrower to the Administrative Agent in writing or by telecopy not later than (A) 1:00 p.m. on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan which is comprised of LIBOR Tranches, or (B) 12 noon on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of the Revolving Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrowers. Prepayments of the Revolving Loan shall be made in integral multiples of $100,000 in the case of prepayments of any LIBOR Tranches, and in integral multiples of $25,000 in the case of prepayments of the Prime Rate Tranche. If the prepayment would cause the aggregate outstanding principal amount of any LIBOR Tranche comprising all or any part of the Revolving Loan or the aggregate outstanding principal amount of the Prime Rate Tranche comprising all or any part of the Revolving Loan, to be less than $1,000,000, in the case of any such LIBOR Tranche, or $100,000, in the case of the Prime Rate Tranche, the prepayment must be in an amount equal to the entire outstanding principal amount of such LIBOR Tranche under the Revolving Loan or the entire outstanding principal amount of the Prime Rate Tranche under the Revolving Loan, as the case may be. Upon receipt of any notice of prepayment, the Administrative Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by a Borrower, the Borrowers shall prepay the Revolving Loan in the specified amount on the specified date as set forth in such notice. No Borrower shall have the right to prepay any principal amount of the Revolving Loan except as provided in this Section 2.1(c)(i).

(ii) If the amount of the Revolving Loan plus the Swing Line Loan plus the Letter of Credit Exposure ever exceeds the lesser of (A) the Revolving Loan Borrowing Base and (B) the aggregate amount of the Revolving Loan Commitments, the Borrowers shall immediately, to the extent of such excess, first prepay to the Administrative Agent for the ratable benefit of the Banks the outstanding principal amount of the Revolving Loan, and second, if the Revolving Loan has been paid in full, prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Loan, and third, if the Swing Line Loan has been paid in full, make deposits into the Letter of Credit Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that any excess is eliminated.

(iii) Each prepayment of principal of any LIBOR Tranche under the Revolving Loan pursuant to this Section 2.1(c) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.6 as a result of such prepayment.

(d) Repayment. The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Banks the aggregate outstanding principal amount of the Revolving Loan on the Revolving Loan Maturity Date.

(e) Reduction of Revolving Loan Commitments. The Borrowers shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Loan Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $100,000 in excess thereof. Any reduction or termination of the Revolving Loan Commitments pursuant to this Section 2.1(e) shall be permanent, with no obligation of the Banks to reinstate such Revolving Loan Commitments and the commitment fees provided for in Section 2.4(a) shall thereafter be computed on the basis of the Revolving Loan Commitments, as so reduced.

2.2 Swing Line Facility.

(a) Commitment. The Swing Line Lender agrees, on the terms and conditions set forth in the Swing Line Note, to make advances to the Subsidiary Borrower under the Swing Line Note in an aggregate principal amount not to exceed the Swing Line Sublimit. No Bank shall have any rights thereunder (but each Bank shall have the obligation to reimburse the Swing Line Lender in accordance with paragraph (b) below). The indebtedness of the Subsidiary Borrower to the Swing Line Lender resulting from the advances under the Swing Line Note made by the Swing Line Lender shall be evidenced by the Swing Line Note made by such Borrower.

(b) Reimbursements for Swing Line Loan Obligations. With respect to the Swing Line Loan and the interest, premium, fees, and other amounts owed by the Subsidiary Borrower to the Swing Line Lender in connection with the Swing Line Note, and in accordance with the terms of the Swing Line Note, the Subsidiary Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the Swing Line Note. If the Subsidiary Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender under the Swing Line Note, in addition to any rights the Swing Line Lender may have under such Swing Line Note, the Swing Line Lender may upon written notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Loan Borrowing in the amount of any such amounts not paid when due and payable. Concurrently with such notice to the Administrative Agent, the Swing Line Lender will use reasonable efforts to provide like notice to the Subsidiary Borrower, provided that failure to provide such notice to such Borrower at such time shall not invalidate the effectiveness of such request for a Revolving Loan Borrowing. Upon such request, the Subsidiary Borrower shall be deemed to have requested the making of a Revolving Loan Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. Such Revolving Loan Borrowing shall be a Prime Rate Borrowing. The Administrative Agent shall promptly forward notice of such Revolving Loan Borrowing to the Subsidiary Borrower and the Banks, and each Bank shall, in accordance with the procedures of Section 2.1(b), other than limitations on the size of Revolving Loan Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank’s ratable share of such Revolving Loan Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrowers hereby unconditionally and irrevocably authorize, empower, and direct the Swing Line Lender to make such requests for

Revolving Loan Borrowings on behalf of the Subsidiary Borrower, and the Banks to make Revolving Loan Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Bank may record and otherwise treat the making of such Revolving Loan Borrowings as the making of a Revolving Loan Borrowing to the Subsidiary Borrower under this Agreement as if requested by the Subsidiary Borrower. Nothing herein is intended to release the Subsidiary Borrower’s obligations under the Swing Line Note or the Borrowers’ obligations hereunder, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(b) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Subsidiary Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

2.3 Letter of Credit Facility.

(a) Commitment for Letters of Credit.

(i) The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrowers from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date provided that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit, and (ii) the sum of the amount of the Revolving Loan plus the Swing Line Loan plus the Letter of Credit Exposure shall not exceed the lesser of (A) the aggregate amount of the Revolving Loan Commitments and (B) the Revolving Loan Borrowing Base. Subject to Section 2.3(b), no Letter of Credit may have an expiration date later than 12 months after its issuance date. No Letter of Credit may have an expiration date later than 12 months after the Revolving Loan Maturity Date unless approved by the Issuing Bank, the Administrative Agent, and the Banks. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of each Borrower to the Issuing Bank resulting from Letters of Credit requested by such Borrower shall be evidenced by the Letter of Credit Applications made by such Borrower.

(ii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) a default of any Bank’s obligations to fund under Section 2.3(c) exists or any Bank has defaulted with respect to its obligations hereunder (including any funding or reimbursement obligations of such Bank), unless the Issuing Bank has entered into satisfactory arrangements with the applicable Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.

(b) Requesting Letters of Credit.

(i) Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the applicable Borrower to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 1:00 p.m. on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the applicable Borrower. Upon receipt by the Issuing Bank of the Letter of Credit Application or Letter of Credit Application Amendment, the Issuing Bank shall give prompt notice thereof to the Administrative Agent, and the Administrative Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall, by 4:00 p.m., on the date requested by the applicable Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit or change thereto. The Issuing Bank shall notify the Administrative Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank’s participation in such Letter of Credit, and the Administrative Agent shall in turn notify the Banks.

(ii) If any Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the applicable Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Revolving Loan Maturity Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Banks have elected not to permit such extension or (2) from the Administrative Agent, any Bank or the applicable Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(c) Reimbursements for Letters of Credit.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s ratable share thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Loan Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount. Each such Revolving Loan Borrowing shall be a Prime Rate Borrowing and shall be made without regard to the minimum and multiples specified in Section 2.5(i) for the principal amount of a Prime Rate Borrowing, but subject to the amount of the unutilized portion of the aggregate Revolving Loan Commitments and the conditions set forth in Section 3.2. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Bank shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Applicable Lending Office in immediately available funds and in an amount equal to its ratable share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Bank that so makes funds available shall be deemed to have made a Revolving Loan Borrowing to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Bank in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Bank funds its Revolving Loan Borrowing or Letter of Credit Advance pursuant to this Section 2.3(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s ratable share of such amount shall be solely for the account of the Issuing Bank.

(v) Each Bank’s obligation to make Revolving Loan Borrowings or Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Revolving Loan Borrowings pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 3.2 (other than delivery by the applicable Borrower of a Revolving Loan Borrowing Notice). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Loan Maturity Date, the Borrowers shall pay to the Administrative Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

(e) Obligations Unconditional. The obligations of the Borrowers and each Bank under this Agreement and the Letter of Credit Applications to make payments as required to reimburse the Issuing Bank for draws under Letters of Credit, to repay each Letter of Credit Borrowing and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set off, defense, or other right which any Borrower or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of any Borrower or any Bank in connection with the Letters of Credit or such Borrower’s or such Bank’s rights under paragraph (e) below.

(f) Role of Issuing Bank. Each Bank and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Majority Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the applicable, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower which the applicable Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Letter of Credit Collateral Account.

(i) If any Borrower is required to deposit funds in the Letter of Credit Collateral Account pursuant to Sections 2.3(d) or 6.4, then the Borrowers and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrowers shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrowers hereby pledge to the Administrative Agent and grant the Administrative Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the Letter of Credit Exposure, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or (B) apply such surplus funds to any Credit Obligations in accordance with Section 6.9. If no Event of Default exists, the Administrative Agent shall release to the Borrowers at the Borrowers’ written request any funds held in the Letter of Credit Collateral Account above the amounts required by Section 2.3(d).

(iii) Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrowers and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrowers when a Letter of Credit is issued, (i) the rules of the

ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

2.4 Fees.

(a) Commitment Fees. The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Banks an unused commitment fee in an amount equal to the Applicable Margin times the average daily amount by which (i) the aggregate amount of the Revolving Loan Commitments exceeds (ii) the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure. The unused commitment fee shall be due and payable in arrears on the last Business Day of each calendar quarter of the Parent Borrower and on the Revolving Loan Maturity Date. At the end of each calendar quarter, the Administrative Agent shall provide to the Parent Borrower a written statement setting forth in reasonable detail the amount payable under this Section 2.4(a).

(b) Fees for Letters of Credit. For each Letter of Credit issued by the Issuing Bank, the Borrowers shall pay to the Administrative Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin per annum times the daily maximum amount available to be drawn under such Letter of Credit, with a minimum fee of $500. The Borrowers shall pay each such letter of credit fee for each Letter of Credit quarterly in arrears. The Borrowers shall also pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Agent Fee Letter. The Borrowers shall pay to the parties specified therein the fees and other amounts payable pursuant to the fee letter between Stripes Acquisition LLC and the Agents dated November 4, 2005.

2.5 Interest.

(a) Election of Interest Rate Basis. The Borrowers may select the interest rate basis for the Revolving Loan in accordance with the terms of this Section 2.5(a):

(i) Under the Revolving Loan Borrowing Request provided to the Administrative Agent in connection with the making of each Revolving Loan Borrowing, the applicable Borrower shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for each such LIBOR Tranche, which will comprise such Revolving Loan Borrowing, provided that (A) at no time shall there be more than five separate LIBOR Tranches outstanding and (B) each LIBOR Tranche must be in a principal amount equal to or greater than $1,000,000 and in multiples of $100,000, and the Prime Rate Tranche must be in a principal amount equal to or greater than $100,000 and in multiples of $25,000. Such interest rate elections must be provided to the Administrative Agent in writing or by telecopy not later than 1:00 p.m. on the third Business Day before the date of any proposed Revolving Loan Borrowing comprised of a LIBOR Tranche or 12:00 noon on the same day of any proposed Revolving Loan Borrowing which is a Prime Rate Borrowing. The Administrative Agent shall promptly forward copies of such interest rate elections to the Banks. In the case of any Revolving Loan Borrowing comprised of a LIBOR Tranche, upon determination by the Administrative Agent, the Administrative Agent shall promptly notify the applicable Borrower and the Banks of the applicable interest rate for such Tranche.

(ii) With respect to any Tranche, the applicable Borrower may continue or convert any portion of any LIBOR Tranche or the Prime Rate Tranche to form new LIBOR Tranches or increase or decrease the amount of the Prime Rate Tranche in accordance with this paragraph. Each such continuation or conversion shall be deemed to create a new LIBOR Tranche or increase or decrease the amount of the Prime Rate Tranche, as applicable, for all purposes of this Agreement. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the applicable Borrower to the Administrative Agent in writing or by telecopy not later than 1:00 p.m. on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the applicable Borrower. The Administrative Agent shall promptly forward notice of the continuation or conversion to the Banks. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Administrative Agent, the Administrative Agent shall notify the applicable Borrower and the Banks of the applicable interest rate. Continuations and conversions of LIBOR Tranches shall be made in integral multiples of $100,000, and continuations and conversions of the Prime Rate Tranche shall be made in integral multiples of $25,000. No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding principal amount of any LIBOR Tranche which would remain outstanding to be less than $1,000,000, or the aggregate outstanding principal amount of the Prime Rate Tranche which would remain outstanding to be less than $100,000. Any conversion of an existing LIBOR Tranche is subject to Section 2.5. Subject to the satisfaction of all applicable conditions precedent, the Administrative Agent and the Banks shall before close of business on the date requested by the applicable Borrower for the continuation or conversion, make such continuation or conversion.

(iii) At the end of the Interest Period for any LIBOR Tranche if the applicable Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (ii) above, the applicable Borrower shall be deemed to have continued such LIBOR Tranche as a new LIBOR Tranche with an Interest Period of one month. All of the Prime Rate Tranche shall continue as the Prime Rate Tranche unless the applicable Borrower converts such Prime Rate Tranche as provided for in paragraph (ii) above.

(b) LIBOR Tranches. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such Tranche plus the Applicable Margin for LIBOR Tranches in effect from time to time. The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Banks all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Tranche), when required upon prepayment as specified elsewhere in this Agreement, on any date when such LIBOR Tranche is prepaid in full, and on the Revolving Loan Maturity Date.

(c) Prime Rate Tranche. The Prime Rate Tranche shall bear interest at a per annum interest rate equal to the Base Rate in effect from time to time plus the Applicable Margin for the Prime Rate Tranche in effect from time to time. The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Banks all accrued but unpaid interest on the aggregate outstanding principal amount of the Prime Rate Tranche on the last day of each calendar quarter, when required upon prepayment as specified elsewhere in this Agreement, on any date the Prime Rate Tranche is prepaid in full, and on the Revolving Loan Maturity Date.

(d) Usury Protection.

(i) If, with respect to any Bank and any Borrower, the effective rate of interest contracted for by such Bank with such Borrower under the Credit Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by such Bank to such Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by such Bank to such Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by such Borrower to such Bank at the stated rates and the amounts which were due by such Borrower to such Bank at the Highest Lawful Rate (the “Lost Interest”) has been recaptured by such Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, the interest rates charged by such Bank to such Borrower hereunder shall be retroactively increased such that the effective rate of interest on the loans made by such Bank to such Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, such Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

(ii) For purposes of the foregoing, in calculating all sums paid or agreed to be paid to any Bank by any Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

(e) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of each Bank and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration from any Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the loans made hereunder by such Bank to such Borrower or be refunded to such Borrower.

2.6 Breakage Costs. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment (other than a prepayment upon the occurrence of any event subject to Section 2.8 or 2.9), any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the applicable Borrower to the Administrative Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of the applicable Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the applicable Borrower, then the Borrowers shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank’s ratable share of such LIBOR Tranche or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank’s ratable share of such LIBOR Tranche following any liquidation or redeployment of such funds caused by such action. Such Bank need not prove matched funding of any particular funds, and a certificate as to the amount of such loss, cost, or expense detailing the calculation thereof and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the applicable Borrower shall be conclusive and binding for all purposes, absent manifest error.

2.7 Increased Costs.

(a) Cost of Funds. If due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs (other than income and franchise taxes) of any Bank attributable to (x) committing to make any Revolving Loan Advance or obtaining funds for the making, funding, or maintaining of such Bank’s ratable share of any LIBOR Tranche in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit (including any increase in any applicable reserve requirement specified by the Federal Reserve Board, including those for emergency, marginal, supplemental, or other reserves), then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the applicable Borrower shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.7(a) for increased costs incurred before 90 days prior to the delivery of any such certificate.

(b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company attributable to (x) committing to make Revolving Loan Advances or making, funding, or maintaining Revolving Loan Advances or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by such Bank, then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the applicable Borrower shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.7(b) for increased costs incurred before 90 days prior to the delivery of any such certificate.

2.8 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding such Bank’s ratable share of any LIBOR Tranche in the relevant interbank market, such Bank shall so notify the Borrowers and the Administrative Agent and such Bank’s commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to such Bank shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank.

2.9 Market Failure. Notwithstanding any other provision in this Agreement, if the Administrative Agent determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of “LIBOR” or (b) the relevant rates of interest referred to in the definition of “LIBOR” which are used as the basis to determine the rate of interest for LIBOR Tranches will not adequately cover the cost to any Bank of making or maintaining such Bank’s ratable share of any LIBOR Tranche, then if the Administrative Agent so notifies the Borrowers, the Administrative Agent and the Banks’ commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank until the applicable condition has passed.

2.10 Payment Procedures and Computations.

(a) Payment Procedures. Time is of the essence in this Agreement and the Credit Documents. All payment hereunder shall be made in Dollars. The Borrowers shall make each payment under this Agreement and under the Revolving Loan Notes not later than 12:00 noon on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. All payments by the Borrowers hereunder shall be made without any offset, abatement, withholding, deduction, counterclaim, or reduction. Upon receipt of payment from a Borrower of any principal, interest, or fees due to the Banks, the Administrative Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. If and to the extent that the Administrative Agent shall not have so distributed to any Bank its ratable share of such payments, the Administrative Agent agrees that it shall pay interest on such amount for each day after the day when such amount is made available to the Administrative Agent by the applicable Borrower until the date such amount is paid to such Bank by the Administrative Agent at the Federal Funds Rate in effect from time to time, provided that if such amount is not paid by the Administrative Agent by the end of the third day after the applicable Borrower makes such amount available to the Administrative Agent, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the fourth day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by the Administrative Agent upon demand by such Bank. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Bank, the Swing Line Lender, or a specific Bank, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(b) Agent Reliance. Unless the Administrative Agent shall have received written notice from the applicable Borrower prior to any date on which any payment is due to the Banks that the applicable Borrower shall not make such payment in full, the Administrative Agent may assume that the applicable Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at an interest rate equal to, the Federal Funds Rate in effect from time to time, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Administrative Agent’s demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Administrative Agent’s demand and shall remain at such increased rate thereafter.

(c) Sharing of Payments. Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of any obligation of any Borrower to pay principal, interest, fees, or any other obligation incurred under the Credit Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligation then owed and due by the applicable Borrower to such Bank bears to the total amount of principal, interest, fees, or other obligation then owed and due by the applicable Borrower to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the applicable Borrower to such Banks in such amount as shall result in a participation by all of the Banks, in proportion with the Banks’ respective pro rata shares, in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by the applicable Borrower to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, in proportion with the Banks’ respective pro rata shares, but without interest.

(d) Authority to Charge Accounts. The Administrative Agent, if and to the extent payment owed by a Borrower to the Administrative Agent or any Bank is not made when due, may charge from time to time against any account of either Borrower with the Administrative Agent any amount so due. The Administrative Agent agrees promptly to notify the relevant Borrower after any such charge and application made by the Administrative Agent provided that the failure to give such notice shall not affect the validity of such charge and application.

(e) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate (including the Base Rate, when applicable) shall be made on the basis of a 365/366 day year, as the case may be, (ii) all computations of interest based on the Federal Funds Rate (including the Base Rate, when applicable) shall be made on the basis of a 365/366 day year, as the case may be (iii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year, and (iv) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(f) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Administrative Agent or the applicable Bank.

2.11 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrowers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income and franchise taxes imposed on the Administrative Agent, any Bank, or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, any Bank, or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrowers shall make such deductions; and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Other Taxes. The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

(c) Bank Withholding Exemption. Each Bank and Issuing Bank (i) that is not organized under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrowers and the Administrative Agent on the date it becomes a party to this Agreement two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Revolving Loan Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) that is organized under the laws of the United States agrees that it shall deliver to the Borrowers and the Administrative Agent on the date it becomes a party to this Agreement, an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) shall deliver on the date it becomes party to this Agreement any other certificate or governmental forms which are to show eligibility for the elimination of any withholding tax, which have been reasonably requested by the Borrowers. Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8 BEN, Form W-8 ECI or Form W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W-8 BEN, Form W-8 ECI or Form W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W-8 BEN or Form W-8 ECI that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrowers shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to the Borrowers in a timely manner such forms shall reimburse the Borrowers upon demand for any penalties paid by the Borrowers as a result of any failure of the Borrowers to withhold the required amounts that are caused by such Bank’s failure to provide the required forms in a timely manner.

2.12 Change of Lending Office.

(a) Each Bank agrees that if it makes any demand for payment under Section 2.7 or 2.11(a), or if any adoption or change of the type described in Section 2.8 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 2.7 or 2.11(a), or would eliminate or reduce the effect of any adoption or change described in Section 2.8.

(b) If any Bank (including any participant Bank under Section 8.5) shall assert that any adoption or change of the type described in Section 2.8 hereof has occurred with respect to it, or if any Bank (including any participant Bank under Section 8.5) requests compensation under Section 2.7, or if any Borrower is required to pay any additional amount to any Bank or any authority for the account of any Bank pursuant to Section 2.11, or if any Bank becomes a Non-Consenting Bank, then the Borrowers may, at their expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to, and such Bank promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.5), all its interests, rights, and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) if such assignee is not a Bank or an Affiliate thereof, the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Bank which consents shall not unreasonably be withheld or delayed, (ii) such Bank shall have received payment of an amount equal to the aggregate outstanding principal of such Bank’s Revolving Loan Advances and its participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal and accrued interest and fees) and the Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.7 or payment required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Bank. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation no longer exist or cease to apply. As used in this Section, the term “Non-Consenting Bank” means, with respect to any amendment or wavier to the provisions of the Credit Documents that requires the approval of 100% of the Banks pursuant to the provisions of Section 8.3 hereof, any Bank that declines to approve any such amendment or waiver proposed by the Borrowers, provided that (x) all other Banks have approved and consented to such amendment or waiver, and (y) the assignee of such Bank as proposed by the Borrowers under this Section would vote to approve such amendment or waiver.

2.13 Increase of Revolving Loan Commitments. At any time on or before December 20, 2009, if no Event of Default then exists, the Borrowers shall have the right, without the consent of the Banks, to increase the aggregate amount of the Revolving Loan Commitments by adding to this Agreement one or more lenders that are Eligible Assignees (who shall, upon completion of the requirements stated in this Section 2.13 constitute Banks hereunder), or by allowing one or more Banks to increase their Revolving Loan Commitments hereunder, provided that (a) the sum of the current Revolving Loan Commitments plus such added Revolving Loan Commitments plus any increases in current Revolving Loan Commitments shall not be greater than $75,000,000, (b) no Bank’s Revolving Loan Commitment shall be increased without the consent of such Bank, (c) no Person shall be added to this Agreement without its consent, and (d) on the effective date of any such increase or addition, there shall either be no Revolving Loans outstanding or arrangements satisfactory to the Administrative Agent have been made to prepay all outstanding Revolving Loans, together with accrued interest thereon and any amounts payable pursuant to Section 2.6. Any prepayment made by a Borrower in accordance with the preceding subparagraph (d) of this Section 2.13 may, and at the request of a Borrower, shall be made with the proceeds of a Revolving Loan Advance made by all the Banks in connection with an increase in the Revolving Loan Commitments pursuant to this Section 2.13. The Borrowers shall give the Administrative Agent five Business Days’ notice of the Borrowers’ intention to increase any Revolving Loan Commitments or add a new lender pursuant to this Section 2.13. Such notice shall specify each new lender, if any, the changes in amounts of Revolving Loan Commitments that will result, the date on which such addition or change is to occur (which shall be a Business Day), and such other information as is reasonably requested by the Administrative Agent. Each new lender agreeing to be added to this Agreement, and each Bank agreeing to increase its Revolving Loan Commitment, shall execute and deliver to the Administrative Agent a New Bank Agreement in substantially the form of Exhibit I-1 or a Revolving Loan Commitment Increase Agreement in substantially the form of Exhibit I-2, pursuant to which it becomes a party hereto or increases its Revolving Loan Commitment, as the case may be. In addition, an authorized officer of each Borrower shall execute and deliver a Revolving Loan Note in the principal amount of the Revolving Loan Commitment of each new lender, or a replacement Revolving Loan Note in the principal amount of the increased Revolving Loan Commitment of each Bank agreeing to increase its Revolving Loan Commitment, as the case may be. Each such Revolving Loan Note shall be dated the effective date of the pertinent New Bank Agreement or Revolving Loan Commitment Increase Agreement, as the case may be, shall be properly completed, and shall otherwise be in substantially the form of Exhibit E. In the event that a replacement Revolving Loan Note is delivered pursuant to this Section 2.13, the applicable Bank shall deliver to the applicable

Borrower the replaced Revolving Loan Note or provide the applicable Borrower with a lost note affidavit pertaining to such replaced Revolving Loan Note. Upon execution and delivery to the Administrative Agent of the new or replacement Revolving Loan Note and execution by the Administrative Agent of the relevant New Bank Agreement or Revolving Loan Commitment Increase Agreement, as the case may be, such new lender shall constitute a “Bank” hereunder with a Revolving Loan Commitment as specified therein, or such Bank’s Revolving Loan Commitment shall increase as specified therein, as the case may be, and the Administrative Agent shall notify the Banks of such addition or increase.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions of Initial Revolving Loan Borrowing. The obligation of each Bank to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Banks:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Bank and each Borrower;

(ii) a Note executed by each Borrower in favor of each Bank requesting a Note;

(iii) executed counterparts of the Autoborrow Agreement;

(iv) executed counterparts of each Guaranty;

(v) executed counterparts of the Security Documents, together with:

(A) certificates representing the equity interests pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank,

(B) proper financing statements with respect to each Credit Party, duly prepared for filing under the Uniform Commercial Code of the jurisdiction of organization of such Credit Party,

(C) completed lien searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Credit Party or any Subsidiary of any Credit Party as debtor, together with copies of such other financing statements, and

(D) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect the first priority liens and security interests created under the Security Documents has been completed (other than the filings referred to in clause (B) above);

(vi) an incumbency certificate executed by the Responsible Officer(s) of each Credit Party evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party;

(vii) copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Credit Party, of all resolutions and other appropriate authorizing actions taken by or on behalf of each Credit Party authorizing and approving the execution, delivery and performance of all Credit Documents to which such Credit Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;

(viii) such organizational documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Credit Party, and/or certificates of good standing, qualification, or similar certificates or instruments as the Administrative Agent may reasonably require;

(ix) a certificate signed by a Responsible Officer of each Borrower certifying that the conditions specified in Sections 3.2(a) and (b) have been satisfied, as of the date of such initial Credit Extension;

(b) The obligations under the Existing Credit Agreement shall have been retired and arrangements satisfactory to the Administrative Agent shall have been made for the release, amendment, or assignment, as appropriate, of all liens securing the obligations thereunder and the termination of all related loan documents;

(c) There shall have occurred no change, occurrence, or development since December 31, 2004, that could reasonably be expected to have a Material Adverse Effect;

(d) The Susser Acquisition shall have been consummated in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented in any manner materially adverse to the interest of the Banks or any condition therein waived in a manner materially adverse to the interests of the Banks, in either case without the prior written consent of the Agents;

(e) The Banks shall have received certification as to the Solvency of the Borrowers and the Guarantors (taken as a whole), after giving effect to the Transaction, including the incurrence of indebtedness related thereto, from the chief financial officer (in such capacity) of the Parent Borrower or the Parent Guarantor, on behalf of such entities;

(f) The Agents shall have received (i) reasonably satisfactory opinions of counsel to the Parent Guarantor and its Subsidiaries and (ii) satisfactory evidence that (A) 100% of the capital stock and other equity or economic interests in the Parent Guarantor shall be owned by the Equity Investors, Sam L. Susser and other rollover investors previously disclosed in writing to the Agents and (B) the Administrative Agent (on behalf of the Banks) shall have a valid and perfected first priority (subject to Permitted Liens) lien and security interest in such capital stock and in the other Collateral;

(g) The Agents shall have received (i) reasonably satisfactory evidence of the Equity Contribution, (ii) reasonably satisfactory evidence of the Parent Borrower’s receipt of not less than $170,000,000 of gross cash proceeds from the Sale-Leaseback, and (iii) reasonably satisfactory evidence of the Parent Borrower’s receipt of not less than $170,000,000 of gross cash proceeds from the advance of the Bridge Loans or the issuance by the Parent Borrower and Susser Finance Corporation of the Senior Notes, as applicable;

(h) The Agents shall have received a duly completed Borrowing Base Certificate demonstrating that, after giving effect to the Initial Revolving Loan Borrowing, at least $38,000,000 of borrowing availability (minus the amount of the Existing Letters of Credit) remains under the revolving credit facility created in Section 2.1;

(i) The Agents shall have received reasonably satisfactory evidence that no more than $1,000,000 of the proceeds from the Initial Revolving Loan Borrowing shall be used to pay costs, fees and expenses related to the Susser Acquisition;

(j) The Agents and the Banks shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Parent Guarantor and its Subsidiaries, and the Agents shall have received endorsements naming the Administrative Agent as an additional insured or loss payee, as the case may be under all casualty and liability insurance policies to be maintained with respect to the Collateral;

(k) The Agents and the Banks shall have received: (i) audited consolidated financial statements of the Parent Borrower and its Subsidiaries for the three fiscal years ended 2002, 2003 and 2004, unaudited consolidated financial statements of the Parent Borrower and its Subsidiaries for any interim quarterly periods that have ended at least 45 days prior to the date of this Agreement, and pro forma financial statements as to the Parent Borrower and its Subsidiaries giving effect to the Transaction for the fiscal year ended on or about December 31, 2004 and the period commencing with the end of the most recently completed fiscal year and ending with the fiscal quarter ended on or about September 30, 2005, which in each case, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1 (and which shall include the adjustments referred to in clause (l) below) and (ii) forecasts prepared by management of the Parent Borrower and its Subsidiaries, each in form reasonably satisfactory to the Agents and the Banks, of balance sheets, income statements and cash flow statements for each quarter for the first four quarters following the date of this Agreement and for each year commencing with the first fiscal year following the date of this Agreement for the term of the Revolving Loan Commitments;

(l) The Agents and the Banks shall have received satisfactory evidence that the Consolidated Rent Adjusted Leverage Ratio of the Parent Borrower and its Subsidiaries as of the date of this Agreement (which ratio shall be calculated reflecting the Transaction on a pro forma basis and with respect to which the calculation of Consolidated EBITDAR shall include those adjustments included in the presentation to Moody’s and S&P in August 2005 or otherwise agreed to by the Agents) is not greater than 5.75:1.0.

(m) Any fees required to be paid by or on behalf of the Borrowers on or before the Closing Date shall have been paid or arrangements satisfactory to the Administrative Agent shall have been made to pay such fees out of a portion of the proceeds of the initial Credit Extensions; and

(n) The Agents shall have received the documents and other items listed on Exhibit G, together with any other documents and items reasonably requested by the Agents to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Agents.

3.2 Conditions Precedent to Each Extension of Credit. The obligation of each Bank to make any extension of credit under this Agreement, including the making of any Revolving Loan Advances and the issuance, increase, or extension of any Letters of Credit, and the obligation of the Swing Line Lender to make any advances under the Swing Line Loan shall be subject to the further conditions precedent that on the date of such extension of credit:

(a) Representations and Warranties. As of the date of the making of any extension of credit hereunder (other than the initial Credit Extension on the Closing Date), the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the applicable Borrower’s request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) Default. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause a Default or Event of Default provided that with respect to the initial Credit Extension on the Closing Date, this clause (b) shall not apply with respect to any Default or Event of Default that would exist solely due to the failure of the representations and warranties in the Credit Document to be true and correct in all material respects on the Closing Date; and

(c) Borrowing Base. As of the date of the making of any extension of credit hereunder, such extension of credit would not cause the aggregate outstanding amount of the Revolving Loan plus the Swing Line Loan plus the Letter of Credit Exposure to exceed the lesser of (i) the Revolving Loan Borrowing Base and (ii) the Revolving Loan Commitment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Parent Borrower, the Subsidiary Borrower and the Parent Guarantor each represents and warrants to the Administrative Agent and each Bank, and with each request for any extension of credit hereunder, including the making of any Revolving Loan Advances or any advance of the Swing Line Loan, and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Administrative Agent and each Bank, as follows:

4.1 Organization. As of the date of this Agreement, each Restricted Entity (a) is duly organized or formed, validly existing, and in good standing under the laws of such Person’s respective jurisdiction of organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which such Restricted Entity is a party, and (c) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations except to the extent that any failure to hold such power and authority and have such licenses, authorizations, consents and approvals, in accordance with clause (b)(i) or to be so licensed, qualified, or in good standing in accordance with this clause (c) could not reasonably be expected to cause a Material Adverse Effect.

4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary partnership, limited liability company or corporate action of each Credit Party, and (c) are within each Credit Party’s partnership, limited liability company or corporate powers.

4.3 Enforceability. Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document’s terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

4.4 Absence of Conflicts and Approvals. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar material agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, except where such violation could not reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, properties, results of operations or condition (financial or otherwise) of such Credit Party or (ii) the ability of such Credit Party to perform its obligations under the Credit Documents, (c) do not require any material authorization, approval, or other action by, or any notice to or filing with, any governmental authority or other third party which has not been obtained, taken or made, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

4.5 Investment Companies. No Restricted Entity or Affiliate thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.6 Public Utilities. No Restricted Entity or Affiliate thereof is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Restricted Entity or Affiliate thereof is a regulated public utility.

4.7 Financial Condition.

(a) The Subsidiary Borrower has delivered or caused to be delivered to the Administrative Agent the SSP Financial Statements, and the SSP Financial Statements are accurate and complete in all material respects and present fairly the financial condition of the Subsidiary Borrower and its Subsidiaries as of their date and for their period in accordance with generally accepted accounting principles.

(b) The Subsidiary Borrower has delivered to the Administrative Agent the SSP Interim Financial Statements, and the SSP Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of the Subsidiary Borrower and its Subsidiaries as of their date and for their period in accordance with generally accepted accounting principles, as applicable to interim financial reports.

(c) As of the date of the SSP Financial Statements and SSP Interim Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of the Subsidiary Borrower or any of its Subsidiaries, except as disclosed in the SSP Financial Statements and SSP Interim Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No change, occurrence or development that is materially adverse to the business, assets, liabilities (actual or contingent), operations, properties, results of operations or condition (financial or otherwise) of the Subsidiary Borrower and its Subsidiaries (taken as a whole) has occurred since the date of the SSP Financial Statements or SSP Interim Financial Statements.

4.8 Condition of Assets. Each Restricted Entity has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Administrative Agent. The property of the Credit Parties which constitutes the Collateral subject to the Security Documents or is Eligible Real Property is free and clear of all Liens except Permitted Liens. Each Restricted Entity possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Effect. The material properties used in the operations of each Restricted Entity are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Restricted Entity have not been adversely affected as a result of any fire, explosion, earthquake, hurricane, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to cause a Material Adverse Effect.

4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Parent Guarantor or either Borrower, threatened against any Restricted Entity at law, in equity, or in arbitration, or by or before any Governmental Authority, or any arbitrator which could reasonably be expected to cause a Material Adverse Effect (after giving effect to any undisputed insurance proceeds) or to affect any transaction contemplated hereby or the ability of a Restricted Entity to perform its respective obligations under the Credit Documents.

4.10 Subsidiaries. As of the date of this Agreement, the Parent Guarantor and the Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.10 and have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 4.10. The Parent Guarantor and the Borrowers have no Subsidiaries which have not been disclosed in writing to the Administrative Agent.

4.11 Laws and Regulations. Each Restricted Entity is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person except where the failure to comply with the same could not reasonably be expected to cause a Material Adverse Effect.

4.12 Environmental Compliance. Except as disclosed on Schedule 4.12, each Restricted Entity has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all permits required under applicable Environmental Laws (“Environmental Permits”) necessary for the ownership and operation of any such Person’s properties, except, in each case, where the failure to be in compliance with the same or to obtain any such Environmental Permit could not reasonably be expected to cause a Material Adverse Effect. Each Restricted Entity has not received notice of and has not been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person’s presently or previously owned properties which currently threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Effect. Each Restricted Entity does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person’s properties (nor has any such Person’s properties been used for those purposes); has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person’s operations and has not contaminated any properties with Hazardous Materials; and does not and has not owned any properties contaminated by any Hazardous Materials, in each case in violation of Environmental Laws or Environmental Permits or giving rise to any Environmental Liability which could reasonably be expected to cause a Material Adverse Effect. For the purposes of this Section 4.12, there shall be offset against the amount of any losses the amount of reimbursement obligations payable by the TCEQ or other third party reimbursement programs or agreements (including, without limitation, any insurance policies or third party contractual indemnities in connection therewith in determining whether any Material Adverse Effect has occurred or could reasonably be expected to occur).

4.13 ERISA. Each Restricted Entity and each of their respective Commonly Controlled Entities are in compliance with all provisions of ERISA to the extent that the failure to be in compliance could reasonably be expected to cause a Material Adverse Effect. No Restricted Entity nor any of their respective Commonly Controlled Entities participates in or during the past five years has participated in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Restricted Entities, no material Reportable Event or Prohibited Transaction has occurred and exists that could reasonably be expected to cause a Material Adverse Effect.

4.14 Taxes. Each Restricted Entity has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns, in each case, which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Person except for tax payments being contested in good faith, for which adequate reserves have been established and reported in accordance with general accepted accounting principals, and which could not reasonably be expected to cause a Material Adverse Effect. The charges, accruals, and reserves on the books of the Restricted Entities in respect of taxes are adequate in accordance with generally accepted accounting principles.

4.15 Solvency. The Parent Guarantor and each Borrower is, together with its respective Subsidiaries on a consolidated basis, Solvent.

4.16 Perfection, Etc. The Security Documents create and grant to the Administrative Agent for the benefit of the Banks, together with (i) the filing of appropriate UCC-1 financing statements with the filing offices required under the Security Documents, and (ii) in the case of certificated equity interests, the possession of certificates representing the equity interests pledged pursuant to the Security Documents (together with blank executed stock powers with respect thereto), a valid, first priority, perfected security interest in the Collateral, subject (other than in the case of investment property) only to Permitted Liens and, as to perfection, subject to the terms and provisions of the Security Agreement.

4.17 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby was true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed by a Credit Party to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, it being understood that projections, estimates and pro forma financial information are not to be viewed as facts and that actual results during the period covered by such projections, estimates and pro formas may differ materially from projected results.

ARTICLE V

COVENANTS

Until the Administrative Agent and the Banks receive irrevocable payment of the Credit Obligations and this Agreement shall have terminated, the Parent Guarantor shall, and shall cause each Restricted Entity to, comply with the following covenants:

5.1 Organization. The Parent Guarantor shall, and shall cause the each Restricted Entity to, (a) maintain itself as an entity duly organized or formed, validly existing, and in good standing under the laws of such Person’s respective jurisdiction of organization, (b) maintain and preserve all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own its assets and carry on its business and (ii) perform its obligations under the Credit Documents to which such Person is a party and (c) be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification except where the failure to maintain and preserve such licenses, authorizations, consents and approvals required by clause (b)(i) or to be so licensed, qualified, or in good standing as required by this clause (c) could not reasonably be expected to cause a Material Adverse Effect.

5.2 Reporting. The Parent Borrower shall furnish to the Administrative Agent all of the following:

(a) Annual Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent Borrower, (i) a copy of the annual audit report for such fiscal year for the Parent Borrower and its Subsidiaries, including therein the consolidated balance sheets of the Parent Borrower and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year, setting forth the consolidated financial position and results of the Parent Borrower and its Subsidiaries for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by Ernst & Young LLP or any other nationally recognized certified public accounting firm reasonably acceptable to the Administrative Agent, (ii) a copy of the internally prepared unaudited fiscal year-end report for such fiscal year for the Parent Borrower and its Subsidiaries, and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Parent Borrower;

(b) Quarterly Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter of the Parent Borrower of each year, and in each case in form and substance acceptable to the Administrative Agent, (i) a copy of the internally prepared consolidated financial statements of the Parent Borrower and its Subsidiaries for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Parent Borrower and its Subsidiaries as of the end of such fiscal quarter and the consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Parent Borrower and its Subsidiaries for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Parent Borrower as having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes, and (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Parent Borrower;

(c) Monthly Borrowing Base Certificate. As soon as available and in any event not later than 30 days after the end of each fiscal month, a completed Borrowing Base Certificate duly certified by a Responsible Officer of the Parent Borrower;

(d) Other Monthly Reports. As soon as available and in any event not later than 30 days after the end of each month, (i) an accounts receivable report of the Credit Parties in a form reasonably satisfactory to the Administrative Agent, (ii) a summary schedule of inventory as of the last Business Day of such month, describing the kind, type, quantity and location of inventory of the Credit Parties and the cost thereof reasonably satisfactory to the Administrative Agent, (iii) a summary schedule of Eligible Real Property describing the size, location and value of all Eligible Real Property of the Credit Parties and such other information as may be reasonably requested by the Administrative Agent in connection with any Eligible Real Property, and (iv) such other information as may be reasonably requested by the Administrative Agent;

(e) Annual Business Plans and Forecasts. As soon as available, but in any event within 45 days after the end of each fiscal year of the Parent Borrower, (i) the business plan of the Parent Borrower and its Subsidiaries for the immediately succeeding calendar year and (ii) updated forecasts prepared by the management of the Parent Borrower as to the Parent Borrower and its Subsidiaries for the term of the Revolving Loan, including balance sheets, income statements and cash flow statements, prepared on an annual basis for such periods;

(f) Reports to Shareholders and other Creditors. Promptly after the same are available, copies of each annual report, proxy or financial statement sent to the equityholders and other creditors of the Parent Borrower or Subsidiary Borrower;

(g) Defaults. Promptly, but in any event within five Business Days after the discovery thereof by a Responsible Officer of any Restricted Entity, a notice of any facts known to a Responsible Officer of such Restricted Entity which constitute a Default, together with a statement of a Responsible Officer of the Parent Borrower setting forth the details of such facts and the actions which the Parent Borrower has taken and proposes to take with respect thereto (and the Administrative Agent shall, promptly upon receipt of a notice pursuant to this Section 5.2(g), forward a copy of such notice to each Bank);

(h) Litigation. Promptly, but in any event within 10 Business Days after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, affecting the Parent Guarantor or any of its Subsidiaries which, if determined adversely, could reasonably be expected to result in a judgment in excess of $500,000 after the application of any undisputed insurance coverage payable in connection with such claim or cause a Material Adverse Effect;

(i) Material Agreement Default. Promptly, but in any event within 10 Business Days after a Responsible Officer of any Restricted Entity obtains knowledge thereof, notice of any breach by the Parent Guarantor or any of its Subsidiaries of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Effect;

(j) Material Changes. Prompt written notice of any other condition or event of which a Responsible Officer of any Restricted Entity has knowledge, which condition or event has resulted in, or could reasonably be expected to cause a Material Adverse Effect;

(k) Contingent Liabilities. Prompt written notice of any actual contingent liabilities in amounts greater than $1,000,000;

(l) Pro Forma Compliance. Promptly, but in any event at least 10 Business Days prior to the incurrence of Debt of the type described in clause (d) of the definition of “Permitted Debt” in an original principal amount in excess of $15,000,000, a Compliance Certificate demonstrating the Parent Borrower and its Subsidiaries’ compliance on a pro forma basis with the financial covenants set forth in Section 5.5 after giving effect to such Debt incurrence; and

(m) Other Information. Such other information respecting the business, operations, or property of the Parent Guarantor or any of its Subsidiaries, financial or otherwise, as the Administrative Agent may from time to time reasonably request.

The Borrowers and the Parent Guarantor hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Banks and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers and the Parent Guarantor hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Parent Guarantor, the Borrower, or their securities) (each, a “Public Bank”). The Borrowers and the Parent Guarantor hereby agree that (w) all Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC,” the Borrowers and the Parent Guarantor shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Banks to treat such Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Guarantor, the Borrowers, or their securities for purposes of United States Federal and state securities laws; (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated

“Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

5.3 Inspection. The Parent Guarantor shall, and shall cause each of Restricted Entity to, permit the Administrative Agent and, at any time an Event of Default shall have occurred and be continuing, the Banks, to visit and inspect any of the properties of such Person, to examine all of such Person’s books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as reasonably requested; provided that except during the continuation of an Event of Default, such visits and inspections shall not occur more than once in any calendar year, and provided further that the Parent Guarantor is given at least three Business Days’ advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

5.4 Use of Proceeds. The proceeds of the Revolving Loan Borrowings shall be used by the Borrowers (a) to finance in part the Susser Acquisition, (b) to pay costs, fees and expenses related to the Susser Acquisition in an aggregate amount not to exceed $1,000,000, (c) to refinance the Existing Credit Agreement and (d) for working capital purposes, capital expenditures, and for other lawful corporate purposes. The Borrowers shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

5.5 Financial Covenants.

(a) Maximum Consolidated Rent Adjusted Leverage Ratio. As of the last day of any fiscal quarter of the Parent Borrower, the Parent Borrower shall not permit the Consolidated Rent Adjusted Leverage Ratio for the four fiscal quarters then most recently ended to be greater than the following amounts for each of the following corresponding periods:

Period	Ratio
Each fiscal quarter ending after the Closing Date, through and including the fiscal quarter ending on or about December 31, 2006	6.50 to 1.00

From the fiscal quarter ending on or about March 31, 2007, through and including the fiscal quarter ending on or about December 31, 2007	6.25 to 1.00

Thereafter	6.00 to 1.00

For the fiscal quarters ending on or about December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 only, for purposes of calculating the Consolidated Rent Adjusted Leverage Ratio, the Consolidated EBITDAR of the Parent Borrower for the applicable periods shall be included on a proforma basis in determining the Consolidated EBITDAR for such periods in the respective amounts set forth on Schedule 5.5. In addition, and without duplication, the Consolidated EBITDAR for the applicable period shall be adjusted to reflect the effects of Acquisitions and sale-leaseback transactions consummated during such period as provided below.

For purposes of this Section 5.5(a) and Section 5.5(b) below, whether or not an Acquisition is treated as a pooling transaction, the financial results of the acquired Person or assets shall be added to the applicable financial results of the Parent Borrower in the same manner as if such transaction were a pooling transaction with such adjustments thereto as are required to reflect nonrecurring items (both positive and negative) as are approved by the Administrative Agent. With respect to any (1) Acquisition or (2) sale-leaseback transaction (or series of related transactions) involving aggregate consideration in excess of $5,000,000, the Parent Borrower shall deliver to the Administrative Agent (promptly, but in any event at least 10 Business Days prior to the closing of such Acquisition or sale-leaseback transaction), (i) in the case of an Acquisition, the financial reports of the acquired Person or assets, which reports must be (A) audited or reviewed financial reports prepared by an independent certified public accounting firm, or (B) otherwise approved by the Administrative Agent and (ii) in either case, a Compliance Certificate demonstrating the following:

(A) the computation of the financial covenants in Sections 5.5(a) and (b) of this Agreement without any adjustments for such Acquisition or sale-leaseback transaction;

(B) a schedule of any adjustments to the financial covenants as so computed that are requested by the Parent Borrower to reflect the financial results of such Acquisition or sale-leaseback transaction, prepared in accordance with the pro forma financial statement guidelines established by the Securities and Exchange Commission for acquisition accounting for reported acquisitions by public companies or as approved by the Administrative Agent and otherwise in a form acceptable to the Administrative Agent; and

(C) the computation of the financial covenants in Sections 5.5(a) and (b) of this Agreement on a pro forma basis and based upon the foregoing adjustments, in a form reasonably acceptable to the Administrative Agent and demonstrating pro forma compliance with such financial covenants.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter of the Parent Borrower, the Parent Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters then most recently ended to be less than the following amounts for each of the following corresponding periods:

Period	Ratio
Each fiscal quarter ending after the Closing Date, through and including the fiscal quarter ending on or about December 31, 2006	1.15 to 1.00

Period	Ratio
From the fiscal quarter ending on or about March 31, 2007, through and including the fiscal quarter ending on or about December 31, 2007	1.20 to 1.00

Thereafter	1.25 to 1.00

For the fiscal quarters ending on or about December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 only, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Consolidated EBITDAR of the Parent Borrower for the applicable periods shall be included on a proforma basis in determining the Consolidated EBITDAR for such periods in the respective amounts set forth on Schedule 5.5. In addition, and without duplication, the Consolidated EBITDAR for the applicable period shall be adjusted to reflect the effects of Acquisitions and sale-leaseback transactions consummated during such period as provided above.

5.6 Restricted Payments. The Parent Guarantor and the Borrowers shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Parent Borrower may make Restricted Payments to the Parent Borrower and to wholly owned Subsidiaries of the Parent Borrower (and, in the case of a Restricted Payment by a non wholly owned Subsidiary, to the Parent Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests;

(b) the Parent Guarantor and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Parent Guarantor and the Parent Borrower may declare and make Tax Distributions; and

(d) the Parent Guarantor and each Subsidiary thereof may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests.

5.7 Capital Expenditures. The Parent Guarantor shall not permit the consolidated Capital Expenditures of the Parent Guarantor and its Subsidiaries during any fiscal year, to the extent not paid for by the (a) incurrence of Permitted Debt which does not have any stated maturity before the fifth anniversary of its incurrence and which does not have a scheduled principal amortization exceeding 10% of the original principal amount thereof for any year prior to its stated maturity or (b) the proceeds of sale-leaseback transactions permitted hereunder, to exceed the Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the fiscal year then most recently ended as of the applicable date of determination plus the aggregate of any such amounts in an amount not to exceed $5,000,000 not expended in the immediately prior fiscal year.

5.8 Debt.

(a) The Parent Guarantor shall not, and shall not permit any Restricted Entity to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt; or

(b) The Parent Guarantor shall not, and shall not permit any of Restricted Entity to, prepay, redeem, purchase, defease or otherwise satisfy or make an unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) of any Debt (other than the Credit Obligations) if at the time of such prepayment an Event of Default exists or would result therefrom.

5.9 Liens. The Parent Guarantor shall not, and shall not permit any Credit Party to create assume, incur, or suffer to exist any Lien on any of its property which constitutes Collateral under the Security Documents or is Eligible Real Property whether now owned or hereafter acquired, except for Permitted Liens.

5.10 Corporate Transactions. The Parent Guarantor shall not and shall not permit any Restricted Entity to, without the required Banks consent in accordance with Section 8.3, (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing), (b) convey, sell, lease, sell and leaseback, assign, transfer, or otherwise dispose of any of material property, businesses, or other assets outside of the ordinary course of business, or (c) make any Acquisition, provided however that:

(a) any such Person may make Permitted Dispositions and Permitted Investments; and

(b) any such Person may make any Acquisition (howsoever structured) provided that with respect to any Acquisition (i) such Person is the acquiring or surviving entity (or the surviving entity becomes a Subsidiary of the Parent Borrower in the transaction); provided that with respect to any Acquisition involving any Borrower or the Parent Guarantor, the applicable Borrower or the Parent Guarantor shall be the surviving entity, (ii) the aggregate amount of consideration paid or incurred during any period of four consecutive fiscal quarters by the Parent Guarantor and its Subsidiaries in connection with all Acquisitions during such period does not exceed the Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the four fiscal quarters then most recently ended as of the applicable date of determination, (iv) no Default or Event of Default exists or would result therefrom, and the Parent Borrower and its Subsidiaries shall be in compliance with Section 5.5 calculated on a pro forma basis after giving effect to the Acquisition, (v) the acquired assets are in substantially the same or similar or complimentary business as the Parent Guarantor or any of its Subsidiaries, (vi) the board of directors or similar governing body of the acquired Person has approved such Acquisition,

(vii) such Person provides written notice to the Administrative Agent of such Acquisition at least 10 Business Days prior to the closing of such Acquisition, including therewith the Compliance Certificate and financial information required by Section 5.5(a), and (viii) such Person provides the Administrative Agent with a copy of the applicable purchase agreement, fully executed, promptly following the closing of such Acquisition.

5.11 Transactions with Affiliates. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, enter into any transaction directly or indirectly with or for the benefit of an Affiliate except (a) transactions with an Affiliate in the ordinary course of business and on fair and reasonable terms substantially as favorable to the Parent Guarantor or such Subsidiary as would be obtainable by the Parent Guarantor or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions among Credit Parties, (c) payment of fees and reimbursement of expenses contemplated by the Management Services Agreement (as in effect on the Closing Date), (d) transaction listed on Schedule 5.11 and (e) transactions permitted under Section 5.6.

5.12 Insurance.

(a) The Parent Guarantor shall, and shall cause each Restricted Entity to, maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Administrative Agent in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. The Parent Guarantor shall deliver to the Administrative Agent certificates evidencing such policies or copies of such policies at the Administrative Agent’s request following a reasonable period to obtain such certificates taking into account the jurisdiction where the insurance is maintained.

(b) All policies representing liability insurance of the Restricted Entities shall name the Administrative Agent (on behalf of the Banks) as additional named insureds in a form reasonably satisfactory to the Administrative Agent. All policies representing casualty insurance of the Credit Parties insuring Collateral shall name the Administrative Agent as loss payee in a form reasonably satisfactory to the Administrative Agent. All proceeds of such liability insurance coverage for the Administrative Agent and the Banks shall be paid as directed by the Administrative Agent to indemnify the Administrative Agent or the applicable Bank for the liability covered. All proceeds of such casualty insurance coverage relating to Collateral shall be paid as directed by the Administrative Agent during the continuation of an Event of Default. In the event that proceeds of property or liability insurance are paid to the Parent Guarantor or any of its Subsidiaries in violation of the foregoing, such Person shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Person, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. The Administrative Agent shall have the right, but not the obligation, during the existence of an Event of Default, to make proof of loss under, settle and adjust any claim under, and receive the proceeds under the insurance, and the reasonable expenses incurred by the Administrative Agent in the adjustment and collection of such proceeds shall be paid by the Borrowers. The Borrowers irrevocably appoint the Administrative Agent as their attorney in fact to take such actions in their names. If the Administrative Agent does not take such actions within a reasonable time period so as to not materially prejudice or otherwise materially jeopardize the right to take such action, the Parent Guarantor may take such actions subject to the approval of any final action by the Administrative Agent. The Administrative Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds.

5.13 Investments. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

5.14 Lines of Business. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, change the character of their business as conducted on the date of this Agreement, or engage in any type of business not reasonably related or complimentary to such business as presently and normally conducted.

5.15 Compliance with Laws. The Parent Guarantor shall, and shall cause each Restricted Entity to, comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons, in each case, except where the failure to comply could not reasonably be expected to cause a Material Adverse Effect.

5.16 Environmental Compliance. The Parent Guarantor shall, and shall cause each Restricted Entity to, comply with all Environmental Laws and obtain and comply with all Environmental Permits necessary for the ownership and operation of any such Person’s properties, in each case, except where the failure to comply or to obtain such Environmental Permits could not reasonably be expected to cause a Material Adverse Effect. The Parent Guarantor shall, and shall cause each of its Subsidiaries to, promptly disclose to the Administrative Agent any notice to or investigation with respect to which any Restricted Entity has received written notice for any violation or alleged violation of any Environmental Law, Environmental Permit or Environmental Liability in connection with any such Person’s presently or previously owned properties except for matters which could not reasonably be expected to cause a Material Adverse Effect. The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person’s properties; release any Hazardous Materials into the environment in connection with any such Person’s operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials, in each case in violation of Environmental Laws or Environmental Permits or giving rise to Environmental Liability except for such matters which could not reasonably be expected to cause a Material Adverse Effect.

5.17 ERISA Compliance. The Parent Guarantor shall, and shall cause each Restricted Entity to, (i) comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans, in each case, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect and (ii) not create or participate in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA.

5.18 Payment of Certain Claims. The Parent Guarantor shall, and shall cause each Restricted Entity to, pay and discharge, before the same shall become delinquent, all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person’s income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been established and reported in accordance with generally accepted accounting principals which could not reasonably be expected to cause a Material Adverse Effect.

5.19 Subsidiaries. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, create any new Subsidiary unless, upon the formation or acquisition of any new Subsidiary, the Parent Guarantor shall cause such Subsidiary to promptly execute and deliver to the Administrative Agent such guaranties, security agreements, amendment agreements, consents, and other documents and agreements as the Administrative Agent reasonably requests so that such Subsidiary guarantees and secures the Credit Obligations on the same terms as the existing Subsidiaries of the Parent Guarantor that are Credit Parties, including (a) the execution and delivery of a Joinder Agreement in substantially the form of Exhibit H for the purpose of joining such Subsidiary as a party to the Security Agreement, or (b) with regard to Subsidiaries organized under the laws of foreign jurisdictions, the execution of such new guaranties, pledge agreements, security agreements, and consents as the Administrative Agent reasonably determines are necessary to have the same effect in such jurisdictions. In connection therewith, the Parent Guarantor shall provide corporate documentation and, if requested by the Administrative Agent, opinion letters, reasonably satisfactory to the Administrative Agent reflecting the corporate or other organizational status of such new Subsidiary of the Parent Guarantor and the enforceability of such agreements.

5.20 Amendment of Organizational Documents. The Parent Guarantor shall not, and shall not permit any of Restricted Entity to, amend any of its organizational documents other than any such amendment (a) made solely in connection with a transaction that is otherwise permitted under this Agreement or (b) that would not reasonably be expected to materially and adversely affect the applicable Person or the rights and benefits of the Administrative Agent and the Banks under the Credit Documents.

5.21 Accounting Changes. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by generally accepted accounting principles as in effect from time to time or (ii) as the Parent Guarantor reasonably deems necessary to comply with any Law, or (b) its fiscal year.

5.22 Books and Records. The Parent Guarantor shall, and shall cause each Restricted Entity to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with generally accepted accounting principles consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent Guarantor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any governmental authority having regulatory jurisdiction over the Parent Guarantor or such Subsidiary, as the case may be.

5.23 Amendment, Etc., of Material Contracts. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, cancel or terminate any agreement governing material indebtedness of such Person or other material contract, or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any agreement governing material indebtedness of such Person or other material contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any agreement governing material indebtedness of such Person or other material contract, or take any other action in connection with any material contract, except in each case described in this Section 5.24 as would not reasonably be expected to result in a Material Adverse Effect.

5.24 Partnerships, Etc. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, become a general partner in any general or limited partnership, other than any such interest in any Subsidiary of which the Parent Guarantor owns, directly or indirectly, at least 100% of the equity interests thereof.

5.25 Restrictive Agreements. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Guarantor or any Restricted Entity to create, incur or permit to exist any Lien upon any of its accounts receivable, inventory or equity interests in favor of the Administrative Agent or the Banks, or (b) the ability of any Subsidiary of the Parent Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Borrower and/or the Subsidiary Borrower, as applicable; provided, that the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document.

ARTICLE VI

DEFAULT AND REMEDIES

6.1 Events of Default. Each of the following shall be an “Event of Default” for the purposes of this Agreement and for each of the Credit Documents:

(a) Payment Failure. Any Borrower (i) fails to pay when due any principal amounts due from such Borrower under this Agreement or any other Credit Document or (ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due from such Borrower under this Agreement or any other Credit Document and such failure has not been cured within five Business Days;

(b) False Representation. Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Credit Document proves to have been false or erroneous in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. Any breach by any Credit Party of any covenants contained in this Agreement or any other Credit Document and such breach is not cured within 10 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the receipt by a Borrower of written notice thereof from the Administrative Agent;

(d) Security Documents. Any Security Document shall at any time and for any reason (other than one within the reasonable control of the Administrative Agent, the Issuing Bank, a Joint Lead Arranger or any Bank) cease to create the Lien on any material portion of the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Credit Party;

(e) Guaranties. Any Guaranty shall at any time and for any reason cease to be in full force and effect with respect to the applicable Guarantor or shall be contested by such Guarantor, or such Guarantor shall deny it has any further liability or obligation thereunder;

(f) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of any Restricted Entity (other than the Credit Obligations) is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $2,000,000; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person (other than the Credit Obligations) the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $2,000,000; or (iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of such Persons so accelerated exceeds $2,000,000;

(g) Material Agreement Default. There shall occur any breach by any Restricted Entity of (i) the Distribution Service Agreement dated as of August 21, 1997, as amended, with McLane Company, Inc., (ii) the Distribution Franchising Agreement dated as of January 2, 1993, as amended, with CITGO Petroleum Corporation, (iii) the Chevron Branded Jobber Petroleum Products Agreement dated as of March 15, 2005, or (iv) any restatements or replacements of any of the foregoing, including any subsequent agreements with different suppliers for comparable quantities of the applicable products, which breach could reasonably be expected to cause a Material Adverse Effect and such breach is not cured within the applicable grace period, if any;

(h) Bankruptcy and Insolvency. (i) There shall have been filed against any Restricted Entity or any such Person’s properties, without such Person’s consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person’s inability to pay such Person’s debts as they become due (the occurrence of any Event of Default under clause (i) or (ii) of this paragraph being a “Bankruptcy Event of Default”);

(i) Adverse Judgment. The aggregate outstanding amount of judgments against the Restricted Entities not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $2,000,000;

(j) Change of Control. There shall occur any Change of Control; or

(k) ERISA. (i) An ERISA Event occurs with respect to a pension Plan or multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Restricted Entity under Title IV of ERISA to the pension Plan, multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Restricted Entity or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a multiemployer Plan in an aggregate which would reasonably be expected to result in a Material Adverse Effect.

6.2 Termination of Revolving Loan Commitments. Upon the occurrence of any Bankruptcy Event of Default, all of the commitments of the Administrative Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower all of the commitments of the Administrative Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

6.3 Acceleration of Credit Obligations. Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations (excluding obligations arising under any Hedge Agreement, the terms of which shall govern acceleration thereof) shall immediately and automatically become due and payable. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations (excluding obligations arising under any Hedge Agreement, the terms of which shall govern acceleration thereof) to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for the notice provided for above in this Article 6, each Borrower waives notice of any Default or Event of Default, grace, notice of intent to accelerate, notice of acceleration, presentment, demand, notice of nonpayment, protest, and all other notices.

6.4 Cash Collateralization of Letters of Credit. Upon the occurrence of any Bankruptcy Event of Default, the Borrowers shall pay to the Administrative Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g). During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks require by written notice to the Borrowers that the Borrowers pay to the Administrative Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g), whereupon the Borrowers shall pay to the Administrative Agent such amount for such purpose.

6.5 Default Interest. If any Event of Default exists based upon a default in the payment of any amounts owing hereunder, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrowers that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice (which date shall not be earlier than the date upon which such Event of Default occurred) until paid in full at the applicable Default Rate for such Credit Obligations, whereupon the Borrowers shall pay such interest to the Administrative Agent for the benefit of the Administrative Agent and the Banks, as applicable, upon demand by the Administrative Agent. If any other Event of Default exists, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrowers that, unless such Event of Default is cured to the satisfaction of the Administrative Agent and the Majority Banks on or before the 30th day following the occurrence of such Event of Default, the Credit Obligations specified in such notice shall bear interest beginning on such 30th day until paid in full at the applicable Default Rate for such Credit Obligations, whereupon the Borrowers shall, if such Event of Default is not cured by such date, pay such interest to the Administrative Agent for the benefit of the Administrative Agent and the Banks, as applicable, upon demand by the Administrative Agent after such date.

6.6 Right of Setoff. During the existence of an Event of Default, the Administrative Agent and each Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Administrative Agent or such Bank to any Borrower against any and all of the obligations of the Borrowers under this Agreement and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or the other Credit Documents and although such obligations may be contingent and unmatured. The Administrative Agent and each Bank, as the case may be, agrees promptly to notify the Borrowers after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

6.7 Actions Under Credit Documents. During the continuance of an Event of Default, the Administrative Agent shall at the request of the Majority Banks take any and all actions permitted under the other Credit Documents, including the Guaranties and the Security Documents.

6.8 Remedies Cumulative. No right, power, or remedy conferred to the Administrative Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Administrative Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

6.9 Application of Payments. Prior to the Revolving Loan Maturity Date or any acceleration of the Credit Obligations, all payments made hereunder shall be applied to the Credit Obligations as directed by the applicable Borrower, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the Credit Documents. Following the Revolving Loan Maturity Date or any acceleration of the Credit Obligations, all payments and collections shall be applied to the Credit Obligations in the following order:

First, to the payment of the fees, costs, expenses (including reasonable attorneys’ fees), reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Administrative Agent that are due and payable under the Credit Documents;

Second, ratably to the payment of the fees, costs, expenses (including reasonable attorney’s fees), reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Banks that are due and payable under the Credit Documents;

Third, to payment of that portion of the Credit Obligations constituting accrued and unpaid interest on the Revolving Loan and any Letter of Credit Borrowing, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Credit Obligations constituting unpaid principal of the Revolving Loan and any Letter of Credit Borrowing and reimbursement obligations for draws under Letters of Credit due and payable under the Credit Documents, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth to the Administrative Agent for the account of the Issuing Bank, as cash collateral for that portion of the Credit Obligations comprised of reimbursement obligations with respect to undrawn Letters of Credit, in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit;

Sixth, to payment of Credit Obligations with respect to Hedge Agreements and Treasury Management Agreements, ratably among the applicable Banks or Affiliates of the Banks in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of any other amounts due and owing with respect to the Credit Obligations, ratably to the Persons to whom such amounts are owing, ratably among such Persons in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Credit Obligations have been indefeasibly paid in full (other than indemnification obligations and other similar contingent obligations that survive the termination of the Revolving Loan Commitments and that are not yet due and payable at such time), to the Borrowers as the Borrowers may direct or as otherwise required by law.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

7.1 Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. Statements under the Credit Documents that the Administrative Agent may take certain actions, without further qualification, means that the Administrative Agent may take such actions with or without the consent of the Banks or the Majority Banks, but where the Credit Documents expressly require the determination of the Banks or the Majority Banks, the Administrative Agent shall not take any such action without the prior written consent thereof. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Revolving Loan Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Revolving Loan Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

7.2 Reliance, Etc. Neither the Administrative Agent, the Issuing Bank, nor any of their respective Related Parties (for the purposes of this Section 7.2, collectively, the “Indemnified Parties”) shall be liable for any action taken or omitted to be taken by any Indemnified Party under or in connection with this Agreement or the other Credit Documents, INCLUDING ANY INDEMNIFIED PARTY’S OWN NEGLIGENCE, except for any Indemnified Party’s gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent and the Issuing Bank: (a) may treat the payee of any Revolving Loan Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Credit Document on the part of the Credit Parties or to inspect the property (including the books and records) of the Credit Parties; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

7.3 Affiliates. With respect to its Revolving Loan Commitments, the Revolving Loan Advances made by it, the Swing Line Loan made by it, its interests in the Letters of Credit, and the Revolving Loan Notes issued to it, the Administrative Agent, the Swing Line Lender, and the Issuing Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent. The term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent, the Swing Line Lender and the Issuing Bank in their individual capacity. The Administrative Agent, the Swing Line Lender, the Issuing Bank, and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Restricted Entity, and any Person who may do business with or own securities of any Restricted Entity, all as if the Administrative Agent were not an agent hereunder, the Swing Line Lender were not the Swing Line Lender hereunder, and the Issuing Bank were not the issuer of Letters of Credit hereunder and without any duty to account therefor to the Banks.

7.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the Financial Statements, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5 Expenses. To the extent not paid by the Borrowers, each Bank severally agrees to pay to the Administrative Agent and the Issuing Bank on demand such Bank’s ratable share of the following: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank in connection with the administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Administrative Agent and the Issuing Bank with respect to advising the Administrative Agent and the Issuing Bank as to their respective rights and responsibilities under this Agreement and the Credit Documents, and (b) all out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank in connection with the preservation or enforcement of the rights of the Administrative Agent, the Issuing Bank, and the Banks under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Administrative Agent and the Issuing Bank. The

provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

7.6 Indemnification. To the extent not reimbursed by the Borrowers, each Bank severally agrees to protect, defend, indemnify, and hold harmless the Administrative Agent, the Issuing Bank, and each of their respective Related Parties (for the purposes of this Section 7.6, collectively, the “Indemnified Parties”), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the “Indemnified Liabilities”), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY’S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party’s gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

7.7 Successor Administrative Agent and Issuing Bank. The Administrative Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Issuing Bank with the consent of the Borrowers, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrowers, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Bank’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent or Issuing Bank, then the retiring Administrative Agent or Issuing Bank may, on behalf of the Banks in consultation with the Borrowers, appoint a successor Administrative Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank by a successor Administrative Agent or Issuing Bank, such successor Administrative Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Bank, and the retiring Administrative Agent or Issuing Bank shall be discharged from any duties and obligations under this Agreement and the other Credit Documents after such acceptance, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any Administrative Agent’s or Issuing Bank’s resignation or removal hereunder as Administrative Agent or Issuing

Bank, the provisions of this Article 7 shall inure to such Person’s benefit as to any actions taken or omitted to be taken by such Person while such Person was Administrative Agent or Issuing Bank under this Agreement and the other Credit Documents.

7.8 Collateral and Guaranty Matters. The Banks and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Revolving Loan Commitments and payment in full of all Credit Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 8.3, if approved, authorized or ratified in writing by the Banks or the Majority Banks, as applicable; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.8.

ARTICLE VIII

MISCELLANEOUS.

8.1 Expenses. The Borrowers shall pay on demand of the applicable party specified herein (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank in connection with the administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Administrative Agent and the Issuing Bank, and (b) all out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank, and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Administrative Agent, the Issuing Bank, and each Bank provided that the Borrowers shall not be required to pay the fees and expenses of more than one outside counsel for such Persons (which shall be the Administrative Agent’s counsel) other than (i) in connection with insolvency proceedings with respect to any Credit Party if there exists a reasonable potential for a conflict of interests among the Banks and (ii) in connection with enforcement proceedings of the Administrative Agent’s, Issuing Bank’s and/or Banks’ rights under this Agreement and the other Credit Documents. For avoidance of doubt, the Borrowers shall pay the fees and expenses of outside counsel of each Bank in connection with (i) insolvency proceedings with respect to any Credit Party to the extent of potential conflicts of interest and (ii) enforcement proceedings with respect to the Credit Documents. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

8.2 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers, each Bank, and the Issuing Bank and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements, (including fees and expenses of counsel for such Persons provided that the Borrowers shall not be required to indemnify each such Person for the fees and expenses of more than one outside counsel for each such Person other than (i) in connection with insolvency proceedings with respect to any Credit Party if there exists a reasonable potential for a conflict of interests among the Banks and (ii) in connection with enforcement proceedings of the Administrative Agent’s, Issuing Bank’s and/or Banks’ rights under this Agreement and the other Credit Documents) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the Transaction, (b) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (c) any Revolving Loan Commitment, Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any Restricted Entity, or any Environmental Liability related in any way to any Borrower or any Restricted Entity, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 8.2 shall be payable within ten Business Days after written demand therefor to the Borrowers. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Revolving Loan Commitments and the repayment, satisfaction or discharge of all the other Credit Obligations.

8.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement or the Revolving Loan Notes, nor any consent required under this Agreement or the Revolving Loan Notes, shall be effective unless the same shall be in writing and signed by the Administrative Agent and Majority Banks and the Borrowers, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by the Administrative Agent, all the Banks, and the Borrowers do any of the following: (a) waive or amend any of the conditions specified in Section 3.1, (b) increase the Revolving Loan Commitments of the Banks, (c) forgive or reduce the amount or rate of any principal, interest, or fees payable under the Credit Documents, or postpone or extend the time for payment thereof, or (d) release the Guaranty of the Parent Guarantor, all or substantially all of the value of the Guaranty of the Subsidiaries of the Parent Borrower or all or substantially all of the Collateral in any transaction or series of related transactions (except as otherwise permitted or required herein), (e) change the percentage of Banks required to take any action under this Agreement, the Revolving Loan Notes, the Guaranty or the Security Documents, including any amendment of the definition of “Majority Banks” or this Section 8.3, (f) restrict the ability of any Bank to assign its rights or obligations hereunder (other than restrictions imposed by Section 8.5 hereof) (f) change the definitions of “Eligible Accounts”, “Eligible Inventory”, “Eligible Real Property”, or “Revolving Loan Borrowing Base”. No modification, waiver, or consent shall, unless in writing and signed by the Administrative Agent or the Swing Line Lender or the Issuing Bank, as applicable, affect the rights or obligations of the Administrative Agent or the Swing Line Lender or the Issuing Bank, as the case may be, under the Credit Documents. The Administrative Agent shall not modify or waive or grant any consent under any other Credit Document if such action would be prohibited under this Section 8.3 with respect to the Credit Agreement or the Revolving Loan Notes.

8.4 Survival of Agreements. All representations, warranties, and covenants of the Parent Guarantor and any Borrower in this Agreement and the Credit Documents shall survive the execution of this Agreement and the Credit Documents and any other document or agreement.

8.5 Assignment and Participation. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrowers and their respective successors and assigns and the Administrative Agent and the Banks and their respective successors and assigns. The Borrowers may not assign their rights or delegate their duties under this Agreement or any other Credit Document.

(a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitments, the Revolving Loan Advances owing to it, the Revolving Loan Notes held by it, and the participation interest in the Letters of Credit owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank’s rights and obligations under this Agreement, (ii) assignments of Revolving Loan Commitments shall be made in minimum amounts of $5,000,000 and be made in integral multiples of $1,000,000 and the assigning Bank, if it retains any Revolving Loan Commitments, shall maintain at least $5,000,000 in Revolving Loan

Commitments, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Revolving Loan Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $2,500 administrative fee; provided, however, that in the event of five or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or five or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), an additional fee in the amount of $500 shall be paid to the Administrative Agent for each such concurrent assignment or suballocation. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Restricted Entity or the performance or observance by any Restricted Entity of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements required to have been delivered pursuant to Sections 5.2(a) and (b) or, if no such financial statements have been delivered as of such date, the financial information required pursuant to Section 3.1(l) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee shall, independently and without reliance upon the Administrative Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c) The Register. The Administrative Agent shall maintain at its address referred to in Section 8.6 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Revolving Loan Commitments of each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Revolving Loan Notes, if applicable, subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed in the appropriate form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Administrative Agent in exchange for the surrendered Revolving Loan Notes, if applicable, a new Revolving Loan Note, if applicable, to the order of such Eligible Assignee in an amount equal to the Revolving Loan Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Revolving Loan Commitment hereunder, a new Revolving Loan Note, to the order of such Bank in an amount equal to the Revolving Loan Commitment retained by it hereunder. Such new Revolving Loan Notes shall be dated the effective date of such Assignment and Acceptance and shall be in the appropriate form.

(e) Participation. Each Bank may sell participation to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitments, the Revolving Loan Advances owing to it, its participation interest in the Letters of Credit, and the Revolving Loan Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Revolving Loan Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Revolving Loan Notes for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) such Bank shall not require the participant’s consent to any matter under this Agreement, except that upon 10 days’ written notice of such participation to the Administrative Agent and the Borrowers, such Bank may permit the participant to possess consent rights with respect to changes in the principal amount of the Revolving Loan Notes, reductions in fees or interest, or extensions of the applicable maturity date. The Borrowers hereby agree that participants shall have the same rights under Sections 2.6, 2.7, 2.8, 2.9, 2.10, and 8.2 as a Bank to the extent of their respective participation.

(f) Assignments or Pledges to Federal Reserve Banks. In addition to the foregoing rights of assignment and participation, any Bank may assign or pledge any portion of its rights under this Agreement (including the Revolving Loan Advances, the Swing Line Loan, and Term Loan Advances owed to such Bank) to any Federal Reserve Bank in accordance with applicable law without notice to or the consent of any Borrower or the Administrative Agent, provided that (i) such Bank shall not be relieved of its obligations under this Agreement as a result thereof and (ii) in no event shall the Federal Reserve Bank be entitled to direct the actions of the pledging or assigning Bank under this Agreement.

8.6 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule I; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire supplied by the Administrative Agent which information shall be provided to the Parent Borrower by the Administrative Agent upon the Parent Borrower’s request.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Bank pursuant to Article II if such Bank or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the applicable Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED BELOW) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Bank, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the applicable Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Bank, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Line Lender. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(e) Reliance by Administrative Agent, Issuing Bank and Banks. The Administrative Agent, the Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic notices of any Revolving Loan Borrowing Request, Swing Line Loan and conversions or continuation of a Revolving Loan purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower except to the extent arising from the gross negligence or willful misconduct of any such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

8.7 Choice of Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE PARENT GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, THE PARENT GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWERS, THE PARENT GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

8.8 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.9 Counterparts. This Agreement may be executed by facsimile and in multiple counterparts which together shall constitute one and the same instrument.

8.10 USA Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies any Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

8.11 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable to each Bank for the payment and performance of all Credit Obligations, and that such liability is independent of the obligations of the other Borrower. The Administrative Agent or any Bank may bring an action against either Borrower, whether or not an action is brought against the other Borrower. It shall not be necessary for the Banks, in order to enforce such payment or performance by either Borrower, (i) first to initiate suit or pursue or exhaust any rights or remedies against the other Borrower or others liable on the Credit Obligations for such payment or performance, or to enforce any rights against any collateral that shall have been given to secure the Credit Obligations, or (ii) to join either Borrower or any others liable for the payment or performance of the Credit Obligations or any part thereof in any action against the other Borrower or any other person, or to resort to any other means of obtaining payment or performance of the Obligations; provided, however, nothing herein contained shall prevent the Banks from bringing suit on the Credit Obligations or foreclosing on any collateral or from exercising any other rights or remedies.

8.12 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

8.13 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from any Credit Party, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by such Credit Party, provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Banks and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Credit Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

SUSSER HOLDINGS, L.L.C.

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President

SSP PARTNERS

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President

PARENT GUARANTOR:

STRIPES HOLDINGS LLC

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David Johanson
David Johanson
Vice President

SYNDICATION AGENT:

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

By:	/s/ SHEILA MCGILLICUDDY

Name:	Sheila McGillicuddy

Title:	Director

BANKS:

Revolving Loan Commitment:	BANK OF AMERICA, N.A.
$20,000,000.00

	By:	/s/ Gary Mingle
Gary Mingle
Senior Vice President

Revolving Loan Commitment:	MERRILL LYNCH CAPITAL CORPORATION
$10,000,000.00

	By:	/s/ Stephanie Vallillo
Stephanie Vallillo
Vice President

Revolving Loan Commitment:	REGIONS BANK
$10,000,000.00

	By:	/s/ Ron Pfeiffer
Ron Pfeiffer
Senior Vice President

Revolving Loan Commitment:	TEXAS STATE BANK
$10,000,000.00

	By:	/s/ Gary Wilson
Gary Wilson
Executive Vice President

Exhibit A

FORM OF

BORROWING BASE CERTIFICATE

[DATE]

Bank of America, N.A., as Administrative Agent

Attn: Ms. Rosanne Parsill

231 South LaSalle Street

Mail Code IL1 231 08 30

Chicago, Illinois 60697

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of December 21, 2005 (as the same may be amended, supplemented, or otherwise modified, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as the Borrowers, the financial institutions parties thereto from time to time, and Bank of America, N.A., as administrative agent for such financial institutions (the “Administrative Agent”), the defined terms of which are used herein unless otherwise defined herein.

I hereby certify that I have no knowledge of any Defaults by any Restricted Entity in the observance of any of the provisions in the Credit Agreement which existed as of                          or which exist as of the date of this letter.

I hereby certify that, as of the date hereof, to my knowledge after due inquiry, the following amounts and calculations regarding the Revolving Loan Borrowing Base were true and correct as of                         :

A. Eligible Accounts
1. Accounts of Credit Parties			$	_________
2. Minus:

a.      subject to perfection (other than accounts arising from the sale of fuel to school districts, counties and municipalities in Texas or regional transportation authorities in Texas in an aggregate amount not to exceed $750,000)

	$	_________
b. subject to performance	$	_________
c. more than 90 days after invoice date	$	_________
d. subject to dispute or offset	$	_________
e. affiliate accounts	$	_________
f. accounts from credit card transactions	$	_________
g. foreign accounts (without l/c)	$	_________
h. from Person 50% or more of whose accounts are ineligible	$	_________
i. other excluded accounts	$	_________

Total excluded			$(		)
3. Eligible Accounts			$	_________
4. Unpaid state fuel excise taxes of Credit Parties			$	_________

B. Eligible Inventory
1. inventory of Credit Parties			$	_________
2. minus:
a. subject to perfection	$	_________
b. held on consignment	$	_________
c. fuel inventory	$	_________
d. ineligible affiliate inventory	$	_________
e. other excluded inventory	$	_________

Total Excluded			$(		)
3. Eligible Inventory			$	_________

C. Eligible Real Property

1.      fair market value (such fair market value determined by a method consistent with the method utilized to determine the fair market value of the properties included in the Sale-Leaseback determined) of real property on which any Credit Party owns and operates a convenience store, including improvements constructed thereon[1]

			$	_________

D. Revolving Loan Borrowing Base
1. Eligible Accounts (A.3)	$	_________
2. aggregate unpaid state fuel excise taxes (A.4)	$	_________
3. 85% of D.1 – D.2			$	_________
4. 50% of Eligible Inventory (B.3)	$	_________
5. 50% of Eligible Accounts (A.3)	$	_________
6. the lesser of D.4 or D.5			$	_________
7. 66% of Eligible Real Property value (C.1)	$	_________
8. 50% of the total Revolving Loan Commitments in effect as of the date hereof	$	_________
9. D.3 + D.6	$	_________
10. the lesser of D.7, D.8 or D. 9			$	_________
11. the reserves established by the Agents from time to time in their reasonable credit judgment acting in good faith			$	_________
12. Revolving Loan Borrowing Base = D.3 + D.6 + D.10 – D.11			$	_________
13. Lesser of D.12 and $50,000,000			$	_________
14. aggregate outstanding Revolving Loan Advances plus outstanding Swing Line Loans plus the Letter of Credit Exposure			$	_________
15. surplus (deficit) of D.13 – D.12			$	_________

[1]	Provided that the requirements of the definition of Eligible Real Property in the Credit Agreement are met.

Exhibit B

FORM OF

COMPLIANCE CERTIFICATE

[DATE]

Bank of America, N.A., as Administrative Agent

Attn: Ms. Rosanne Parsill

231 South LaSalle Street

Mail Code: IL1 231 08 30

Chicago, Illinois 60697

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of December 21, 2005 (as the same may be amended, supplemented, or otherwise modified, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as the Borrowers, the financial institutions parties thereto from time to time, and Bank of America, N.A., as administrative agent for such financial institutions (the “Administrative Agent”), the defined terms of which are used herein unless otherwise defined herein.

I hereby certify that I have no knowledge of any Defaults by any Restricted Entity in the observance of any of the provisions in the Credit Agreement which existed as of                          or which exist as of the date of this letter.

I also certify that the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial condition of the Credit Parties as of                         , and the related results of operations for the                          then ended, in conformity with generally accepted accounting principles.

The following sets forth the information and computations to demonstrate compliance with the requirements of Section 5.5 of the Credit Agreement as of                         :

A. Section 5.5(a) - Maximum Consolidated Rent Adjusted Leverage Ratio
1. consolidated Funded Debt as of the fiscal quarter then ended	$	_________
2. cash held as of the fiscal quarter then ended (excluding restricted cash)	$	_________
3. Permitted Investments held as of the fiscal quarter then ended[1]	$	_________

[1]	Amount to be determined pursuant to clauses (iii) – (vi) of the definition of “Permitted Investments” in the Credit Agreement.

4. consolidated rent expense actually paid during preceding four fiscal quarters	$	_________
5. consolidated EBITDAR for preceding four fiscal quarters as set forth on Schedule I hereto[2]	$	_________
6. ratio = [(A.1 – (A.2 + A.3) + (A.4 x 8)] ÷ A.5	$	_________	to 1.00
7. maximum permitted from the fiscal quarter ended after the Closing Date, through and including the fiscal quarter ending on or about December 31, 2006:		6.50 to 1.00
8. maximum permitted from the fiscal quarter ending on or about March 31, 2007 through and including the fiscal quarter ending on or about December 31, 2007:		6.25 to 1.00
9. maximum permitted thereafter:		6.00 to 1.00

B. Section 5.5(b) - Minimum Consolidated Fixed Charge Coverage Ratio
1. consolidated EBITDAR for preceding four fiscal quarters as set forth on Schedule I hereto	$	_________
2. cash taxes paid during preceding four fiscal quarters	$	_________

3.      Restricted Payments made for preceding four fiscal quarters (other than Restricted Payments made (i) to the Parent Borrower or any wholly owned Subsidiary that is a Borrower or a Guarantor or (ii) in common equity interests of the maker of such payment)

	$	_________
4. consolidated rental expense actually paid for preceding four fiscal quarters	$	_________
5. principal payments made on long-term Debt for preceding four fiscal quarters	$	_________
6. cash interest paid for preceding four fiscal quarters	$	_________
7. interest income for preceding four fiscal quarters	$	_________
8. ratio = (B.1 – B.2 – B.3) / (B.4 + B.5 + (B.6-B.7))	$	_________	to 1.00
9. minimum required from the fiscal quarter ended after the Closing Date, through and including the fiscal quarter ending on or about December 31, 2006:		1.15 to 1.00
10. minimum required from the fiscal quarter ending on or about March 31, 2007 through and including the fiscal quarter ending on or about December 31, 2007:		1.20 to 1.00
11. minimum required thereafter:		1.25 to 1.00

[2]	The financial results of (i) Acquisitions or (ii) any sale-leaseback transaction (or series of related transactions) involving aggregate consideration in excess of $5,000,000, including pro forma effects of any such acquisition or sale-leaseback transaction during such period, should be calculated in the manner described in section 5.5(a) of the Credit Agreement as approved by the Administrative Agent.

C. Section 5.7 - Capital Expenditures
1. consolidated Capital Expenditures of the Parent Guarantor and its Subsidiaries made during fiscal year to date:	$	_________

2.      consolidated Capital Expenditures of the Parent Guarantor and its Subsidiaries made during fiscal year to date not paid for by the incurrence of Debt with stated maturity of at least five years and scheduled amortization ≤ 10% of original principal amount thereof for any year prior to maturity:

	$	_________
3. consolidated Capital Expenditures of the Parent Guarantor and its Subsidiaries made during fiscal year to date not paid or proceeds of permitted sale-leaseback transactions:	$	_________
4. consolidated Capital Expenditures allowed but not made during prior fiscal year (≤ $5,000,000):	$	_________
5. Maximum permitted consolidated Capital Expenditures for fiscal year (Consolidated EBITDA for prior fiscal year as set forth on Schedule I + C.4):	$	_________

D. Section 5.10 – Acquisitions
1. consideration for Acquisitions made during preceding four fiscal quarters	$	_________
2. Maximum permitted Acquisitions for such period (Consolidated EBITDA for preceding four fiscal quarters as set forth on Schedule I)	$	_________

Very truly yours,

Susser Holdings, L.L.C.

Name:
Title:

Very truly yours,

Susser Holdings, L.L.C.

Name:
Title:

Schedule I

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDAR

(in accordance with the definition of Consolidated EBITDAR

as set forth in the Credit Agreement)

Consolidated EBITDAR	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Fiscal Quarters Most Recently Ended
consolidated net income
+ consolidated interest expense
+ federal, state and local taxes
+ depreciation expense
+ amortization expense
+ accretion
+ cumulative effect of change in accounting principles
+ non-cash management incentive options compensation
- extraordinary gains
+ non-recurring costs
+ expenses and charges from equity offerings
+ payments pursuant to Management Services Agreement
+ pro forma cost savings not to exceed $1,000,000
+ Circle K Royalties actually paid
+ termination payments payable in connection with termination of Circle K Royalties
+ rent expense not actually paid in cash
- marketing expenses in connection with re-branding not to exceed $800,000
= Consolidated EBITDA
+ consolidated rent expense actually paid
= Consolidated EBITDAR

Exhibit C

FORM OF

BORROWING REQUEST

[DATE]

Bank of America, N.A., as Administrative Agent

for the financial institutions parties to the

Credit Agreement referred to below

Attn: Ms. Rosanne Parsill

231 South LaSalle Street

Mail Code: IL1 231 08 30

Chicago, Illinois 60697

Ladies and Gentlemen:

The undersigned, [                    ] (“Borrower”), refers to the Credit Agreement dated as of December 21, 2005 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Borrowing Request unless otherwise defined in this Borrowing Request), among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as Borrowers, the financial institutions party thereto from time to time, and Bank of America, N.A., as Administrative Agent for such financial institutions, and hereby gives you irrevocable notice pursuant to Section 2.1(b)(i) of the Credit Agreement that the undersigned hereby requests a Revolving Loan Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Date of Borrowing[1]	:

Type of Tranches[2]	:

Aggregate Amount[3]	:

Interest Period[4]	:

[1]	The Date of Borrowing for the Proposed Borrowing must be a Business Day. The Borrower must give three Business Days’ advance notice for Revolving Loan Borrowings including LIBOR Tranches or same day notice for a Prime Rate Borrowing.
[2]	The Type of Tranches comprising the Proposed Borrowing may be LIBOR Tranches or the Prime Rate Tranche subject to the provisions of Section 2.5(a).
[3]	The Aggregate Amount of the Proposed Borrowing must be in a minimum amount of $1,000,000 for any LIBOR Tranche and $100,000 for the Prime Rate Tranche, and in multiples of $100,000 for any LIBOR Tranche and multiples of $25,000 for the Prime Rate Tranche.
[4]	The Interest Period applies only to Revolving Loan Borrowings comprised of LIBOR Tranches and Borrower may select a one, two, three, or six month period. Insert "N/A" for Prime Rate Borrowings.

C-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing;

(b) no Default has occurred and remains uncured, nor would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

(c) following the making of the proposed Revolving Loan Borrowing and all other Revolving Loan Borrowings to be made on the same day to the Borrower, the aggregate outstanding principal amount of the Revolving Loan plus the Swing Line Loan plus the Letter of Credit Exposure shall not exceed the lesser of (i) the aggregate amount of the Revolving Loan Commitments and (ii) the Revolving Loan Borrowing Base.

Very truly yours,

[ ]

By:
Name:
Title:

C-2

Exhibit D

FORM OF

CONTINUATION/CONVERSION REQUEST

[DATE]

Bank of America, N.A., as Administrative Agent

for the financial institutions parties to the

Credit Agreement referred to below

Attn: Ms. Rosanne Parsill

231 South LaSalle Street

Mail Code: IL1 231 08 30

Chicago, Illinois 60697

Ladies and Gentlemen:

The undersigned, [                    ], a [                    ] (“Borrower”), refers to the Credit Agreement dated as of December 21, 2005 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Continuation/ Conversion Request unless otherwise defined in this Continuation/Conversion Request), among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as Borrowers, the financial institutions party thereto from time to time, and Bank of America, N.A., as Administrative Agent for such financial institutions, and hereby gives you irrevocable notice pursuant to Section 2.5(a) of the Credit Agreement that the undersigned hereby requests a [conversion][continuation] of [outstanding Revolving Loan Borrowings][an outstanding Revolving Loan Borrowing] into a new Revolving Loan Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Outstanding Borrowing #1
Date of Borrowing	:
Type of Tranche	:
Aggregate Amount for Continuation/Conversion[1]	:
Interest Period	:

Outstanding Borrowing #2
Date of Borrowing	:
Type of Tranche	:
Aggregate Amount for Continuation/Conversion[1]	:
Interest Period	:

[1]	The Aggregate Amount for Conversion/Continuation with respect to Tranches must be in multiples of $100,000 for LIBOR Tranches and multiples of $25,000 for the Prime Rate Tranche. No continuation or conversion may be made if such continuation or conversion would cause the aggregate amount of any LIBOR Tranche to be less than $1,000,000 or the aggregate amount of the Prime Rate Tranche to be less than $100,000.

D-1

Proposed Borrowing :	:
Date of Continuation or Conversion[2]	:
Type of Tranche[3]	:
Aggregate Amount[4]	:
Interest Period[5]	:

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and

(b) no Default has occurred and remains uncured, nor would result from the Proposed Borrowing.

Very truly yours,

[ ]

By:
Name:
Title:

[2]	The Date of the proposed continuation or conversion must be a Business Day. The Borrower must give three Business Days' advance notice for conversions into or continuations of Revolving Loan Borrowings comprised of LIBOR Tranches or same day notice for a Prime Rate Borrowing.
[3]	The Type of Tranches comprising a Proposed Borrowing may be the Prime Rate Tranche or LIBOR Tranches.
[4]	The Aggregate Amount of the Proposed Borrowing must be in multiples of $100,000 for LIBOR Tranches and multiples of $25,000 for the Prime Rate Tranche. No continuation or conversion may be made if such continuation or conversion would cause the aggregate amount of any LIBOR Tranche to be less than $1,000,000 or the Prime Rate Tranche to be less than $100,000.
[5]	The Interest Period applies only to Revolving Loan Borrowings comprised of LIBOR Tranches and Borrower may select a one, two, three, or six month period. Insert "N/A" for Prime Rate Borrowings.

D-2

Exhibit E

FORM OF PROMISSORY NOTE

(Revolving Loan)

$[ ]	Houston, Texas	December 21, 2005

For value received, the undersigned [                    ], a [                    ] (“Borrower”), hereby promises to pay to the order of [    ] (“Bank”), the principal amount of [ ] AND NO/100 DOLLARS ($[            ]) or, if less, the aggregate outstanding principal amount of the Revolving Loan Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with accrued but unpaid interest on the principal amount of each such Revolving Loan Advance from the date of such Revolving Loan Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of December 21, 2005 (as the same may be modified from time to time, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as the Borrowers, the financial institutions parties thereto from time to time (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Administrative Agent”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Loan Advances by the Bank to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Revolving Loan Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable to the Administrative Agent in the currency, at the times, in the locations, and in the manner specified in the Credit Agreement. The Bank shall record all Revolving Loan Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.

It is contemplated that because of prepayments there may be times when no indebtedness is owed under this Note. Notwithstanding such prepayments, this Note shall remain valid and shall be in force as to Revolving Loan Advances made pursuant to the Credit Agreement after such prepayments.

It is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, the terms of the Credit Agreement relating to the prevention of usury will be strictly followed.

Nothing in this Note shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Note or the Credit Documents; or (ii) be a waiver by the Administrative Agent or any Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Administrative Agent or any Bank hereto (A) to exercise self help remedies such as setoff, or (B) to take action to enforce rights under any security or support for the Credit Obligations, including foreclosing on collateral and making claims under guaranties, or (C) to obtain from a court provisional or ancillary remedies such as injunctive relief, writ of possession, or the appointment of a receiver. The Administrative Agent and the Banks may exercise such self help rights, enforce rights related to security or support, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant hereto. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

[remainder of page intentionally blank]

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first above written.

[ ]

By:
Name:
Title:

Exhibit F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (the “Assignor”) and [                    ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities1) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of [identify Bank]2]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Include all applicable subfacilities.
[2]	Select as applicable.

5.	Credit Agreement: Credit Agreement, dated as of December 21, 2005 among Susser Holdings, L.L.C., a Delaware limited liability company, and SSP Partners, a Texas general partnership, as Borrowers, the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent for the Banks

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment for all Banks	Amount of Commitment Assigned	Percentage Assigned of Commitment[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”).
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][6]

By:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G

CLOSING DOCUMENTS LIST

SUSSER HOLDINGS, LLC

SSP PARTNERS

$50,000,000 Revolving Credit Facility

December 21, 2005

Agent	=	Bank of America, N.A., as administrative and collateral agent

Banks	=	The holders of the Promissory Notes listed below

Borrowers	=	Susser Holdings, L.L.C. (“Parent Borrower”)

	=	SSP Partners (“Subsidiary Borrower”)

Parent Guarantor	=	Stripes Holdings LLC

Guarantors	=	The Parent Guarantor
Susser Finance Corporation
SSP Services L.P.
SSP Holdings Limited Partnership
Susser Petroleum Management Company, LLC
S Interests Management Company, LLC
SSP Services Management Company, LLC
Susser Petroleum Company, LP
APT Management Company, LLC
Applied Petroleum Technologies Ltd. Corpus Christi Reimco, LLC
C&G Investments, LLC
SSP Beverage, LLC
SSP BEVCO I LLC
SSP BEVCO II LLC
TND Beverage, LLC

B&G	=	Bracewell & Giuliani, LLP

		Resp. Party	Status/Comments
CREDIT DOCUMENTS
1.	Credit Agreement dated as of December 21, 2005, among the Borrowers, the Banks, and the Agent providing a $50,000,000 revolving line of credit for the Borrowers, including a letter of credit subfacility and a swing line subfacility.	B&G	Final.

	Exhibit A	-	Form of Borrowing Base Certificate	B&G	Final.
	Exhibit B	-	Form of Compliance Certificate	B&G	Final.
	Exhibit C	-	Form of Revolving Loan Borrowing Request	B&G	Final.
	Exhibit D	-	Form of Continuation/Conversion Request	B&G	Final.
	Exhibit E	-	Form of Revolving Loan Note	B&G	Final.
	Exhibit F	-	Form of Assignment and Acceptance	B&G	Final.
	Exhibit G	-	Closing Documents List	B&G	Final.
	Exhibit H	-	Form of Joinder Agreement	B&G	Final.
	Exhibit I-1	-	New Bank Agreement	B&G	Final.
	Exhibit I-2	-	Revolving Loan Commitment Increase Agreement	B&G	Final.

	Schedule I	-	Administrative Information	B&G	Final.
	Schedule II	-	Existing Letters of Credit	Borrowers	Final.
	Schedule 4.10	-	Subsidiaries	Borrowers	Final.
	Schedule 4.12	-	Environmental	Borrowers	Final.
	Schedule 5.5	-	Consolidated EBITDAR	Borrowers	Final.
	Schedule 5.8	-	Debt	Borrowers	Final.
	Schedule 5.9(a)	-	Existing Liens	Borrowers	Final.
	Schedule 5.9(b)	-	Landlords’ Liens	Borrowers	Final.
	Schedule 5.11	-	Affiliate Transactions	Borrowers	Final.

2.	$20,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Parent Borrower and payable to the order of Bank of America, N.A.			B&G	Final.

3.	$20,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Subsidiary Borrower and payable to the order of Bank of America, N.A.			B&G	Final.

4.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Parent Borrower and payable to the order of Merrill Lynch Capital Corporation.			B&G	Final.

5.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Subsidiary Borrower and payable to the order of Merrill Lynch Capital Corporation.	B&G	Final.

6.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Parent Borrower and payable to the order of Regions Bank.	B&G	Final.

7.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Subsidiary Borrower and payable to the order of Regions Bank.	B&G	Final.

8.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Parent Borrower and payable to the order of Texas State Bank.	B&G	Final.

9.	$10,000,000 Promissory Note (Revolving Loan) dated as of December 21, 2005, made by the Subsidiary Borrower and payable to the order of Texas State Bank.	B&G	Final.

10.	$7,500,000 Promissory Note (Swing Line) dated as of December 21, 2005, made by the Subsidiary Borrower and payable to the order of Bank of America, N.A., as Swing Line Lender	B&G	Final.

11.	AutoBorrow Service Agreement, dated as of December 21, 2005, between the Subsidiary Borrower and Bank of America, N.A.	Agent	Final.

12.	Fee Letter dated as of November 4, 2005, made by the Parent Guarantor in favor of the Agent, the Syndication Agent, and the Banks, regarding the upfront fees payable to the Agent and the Banks.	Agent	Final.

13.	Guaranty, dated as of December 21, 2005, made by the Parent Guarantor in favor of the Agent for the ratable benefit of the Banks guaranteeing the Credit Obligations.	B&G	Final.

14.	Guaranty, dated as of December 21, 2005, made by the other Guarantors in favor of the Agent for the ratable benefit of the Banks guaranteeing the Credit Obligations.			B&G	Final.

15.	Security Agreement dated as of December 21, 2005, made by the Borrowers and the Guarantors in favor of the Agent for the ratable benefit of the Banks granting the Agent a first priority security interest in such persons’ accounts receivables, inventory and equity interests.			B&G	Final.

	Schedule I	-	Jurisdiction of Formation, Prior Names, and Trade Names	Borrowers	Final.

	Schedule 6.1	-	Pledged Securities	Borrowers	Final.

16.	UCC-1 Financing Statements for each Credit Party with respect to the Collateral under the Security Agreement			B&G	Final.

17.	Borrowing Base Certificate dated as of December 21, 2005			Borrowers	Final.

18.	Compliance Certificate dated as of December 21, 2005			Borrowers	Form final.

OPINION AND CORPORATE DOCUMENTS

19.	Opinion of Counsel for the Credit Parties regarding the existence and good standing of the Credit Parties, the authorization of the Credit Documents by the Credit Parties, the enforceability of the Credit Documents, the absence of conflicting agreements, the absence of material litigation, and certain other matters as described therein.			Borrowers E.V. Bonner, Jr., ML&B, Porter Rogers	Final. Final. Final. Final.

20.	Certificate of Officer of the Parent Borrower, certifying the Parent Borrower’s existence and good standing in its state of formation, qualification in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of the Parent Borrower.			Borrowers	Final.

	Exhibit A	-	Certificate of Formation	Borrowers	Received.

	Exhibit B	-	Limited Liability Company Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Good Standing	Borrowers	Received.

21.	Certificate of the Partners of the Subsidiary Borrower, certifying the Subsidiary Borrower’s existence in its state of formation, qualifications in all material jurisdictions where it conducts business, partnership agreement, and general partners.			Borrowers	Final.

	Exhibit A	-	Resolutions	Borrowers	Received.
	Exhibit B	-	Partnership Agreement	Borrowers	Received.

22.	Certificate of Officer of the Parent Guarantor, certifying the Parent Guarantor’s existence and good standing in its state of formation, qualification in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of the Parent Guarantor.			Borrowers	Final.

	Exhibit A	-	Certificate of Formation	Borrowers	Received.
	Exhibit B	-	Limited Liability Company Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Good Standing	Borrowers	Received.

23.	Certificate of the Officer of Susser Finance Corporation, certifying Susser Finance Corporation’s existence and good standing in its state of formation, qualification in all material jurisdictions where it conducts business, certificate of incorporation, bylaws, and resolutions.			Borrowers	Final.

	Exhibit A	-	Certificate of Incorporation	Borrowers	Received.
	Exhibit B	-	Bylaws	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Good Standing	Borrowers	Received.

24.	Certificate of the Partners of SSP Services L.P., certifying SSP Services L.P.’s existence in its state of formation, qualification in all material jurisdictions where it conducts business, partnership agreement, and general and limited partners.			Borrowers	Final.

	Exhibit A	-	Certificate of Limited Partnership	Borrowers	Received.
	Exhibit B	-	Resolutions	Borrowers	Received.
	Exhibit C	-	Limited Partnership Agreement	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.

25.	Certificate of Partners of SSP Holdings Limited Partnership, certifying SSP Holdings Limited Partnership’s existence in its state of formation, qualification in all material jurisdictions where it conducts business, partnership agreement, and general partner of SSP Holdings Limited Partnership.			Borrowers	Final.

	Exhibit A	-	Certificate of Limited Partnership	Borrowers	Received.
	Exhibit B	-	Limited Partnership Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.

26.	Certificate of Officer of Susser Petroleum Management Company, LLC, certifying Susser Petroleum Management Company, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of Susser Petroleum Management Company, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.
	Exhibit F	-	Certificate of Foreign Qualification	Borrowers	Received.

27.	Certificate of Officer of S Interests Management Company, LLC, certifying S Interests Management Company, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of S Interests Management Company, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.
	Exhibit F	-	Certificate of Foreign Qualification	Borrowers	Received.

28.	Certificate of Officer of SSP Services Management Company, LLC, certifying SSP Services Management Company, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of SSP Services Management Company, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

29.	Certificate of Partners of Susser Petroleum Company, LP, certifying Susser Petroleum Company, LP’s existence in its state of formation, qualification in all material jurisdictions where it conducts business, partnership agreement, and general and limited partners.			Borrowers	Final.

	Exhibit A	-	Certificate of Limited Partnership	Borrowers	Received.

	Exhibit B	-	Limited Partnership Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.

30.	Certificate of Officer of APT Management Company, LLC, certifying APT Management Company, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of APT Management Company, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

31.	Certificate of the Partners of Applied Petroleum Technologies Ltd., certifying Applied Petroleum Technologies Ltd.’s existence in its state of formation, qualification in all material jurisdictions where it conducts business, partnership agreement, and general and limited partners.			Borrowers	Final.

	Exhibit A	-	Certificate of Limited Partnership	Borrowers	Received.
	Exhibit B	-	Limited Partnership Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.

32.	Certificate of Officer of Corpus Christi Reimco, LLC, certifying Corpus Christi Reimco, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of Corpus Christi Reimco, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Limited Liability Company Agreement	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Good Standing	Borrowers	Received.
	Exhibit E	-	Certificate of Existence	Borrowers	Received.

33.	Certificate of Officer of C&G Investments, LLC, certifying C&G Investments, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of C&G Investments, LLC.			Borrowers	Final.

	Exhibit A	-	Certificate of Formation	Borrowers	Received.
	Exhibit B	-	Resolutions	Borrowers	Received.
	Exhibit C	-	Operating Agreement	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

34.	Certificate of Officer of SSP Beverage, LLC, certifying SSP Beverage, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of SSP Beverage, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Conversion	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

35.	Certificate of Officer of SSP BEVCO I LLC, certifying SSP BEVCO I LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of SSP BEVCO I LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

36.	Certificate of Officer of SSP BEVCO II LLC, certifying SSP BEVCO II LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of SSP BEVCO II LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Organization	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

37.	Certificate of Officer of TND Beverage, LLC, certifying TND Beverage, LLC’s existence and good standing in its state of formation, qualifications in all material jurisdictions where it conducts business, limited liability company agreement, resolutions, and authorized officers of TND Beverage, LLC.			Borrowers	Final.

	Exhibit A	-	Articles of Conversion	Borrowers	Received.
	Exhibit B	-	Regulations	Borrowers	Received.
	Exhibit C	-	Resolutions	Borrowers	Received.
	Exhibit D	-	Certificate of Existence	Borrowers	Received.
	Exhibit E	-	Certificate of Good Standing	Borrowers	Received.

38.	Officer’s Certificate regarding satisfaction of closing conditions pursuant to Section 3.1(a) of the Credit Agreement			Borrowers	Final.

39.	Solvency Certificate with respect to the Credit Parties (taken as a whole and giving effect to the Transactions)			Borrowers	Final.

COLLATERAL AND DILIGENCE ITEMS

40.	UCC lien searches on the name of each Credit Party in each jurisdiction where filing would be necessary to perfect security interests against such Credit Party.	Borrowers	Received.

41.	Property insurance policies and certificates showing compliance with the insurance requirements under the Credit Documents.	Borrowers	Received.

42.	Current and proposed organizational charts of the Borrowers and their affiliates	Borrowers	Received.

43.	Release of Deed of Trust, releasing the Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Rents, dated March 28, 2002, as amended, granted by SSP Partners, in favor of Michael F. Hord for the ratable benefit of the Banks.	B&G	Final.

44.	Payoff Letter with respect to the Existing Credit Facility	B&G	Final.

45.	Payoff Letters with respect to other debt being extinguished at closing and copies of UCC-3 Termination Statements to be filed in connection with same	Borrowers	Received.

46.	Final, executed copy of the Management Services Agreement	Borrowers	Form is attached as exhibit to Merger Agreement.

47.	Final, executed copy of the principal Note Purchase and Indenture documents	Borrowers	Not yet received.

48.	Final, executed copies of the Sale-Leaseback documents (Purchase Agreement and form of Lease)	Borrowers	Received.

49.	Final, executed copy of the Merger Agreement	Borrowers	Received.

Exhibit H

FORM OF JOINDER AGREEMENT

([Subsidiary])

Reference is made to the Credit Agreement dated as of December 21, 2005 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Joinder Agreement unless otherwise defined in this Joinder Agreement) among Susser Holdings, L.L.C., a Delaware limited liability company (the “Parent Borrower”), and SSP Partners, a Texas general partnership (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers” with each being a “Borrower”), the financial institutions parties thereto from time to time (the “Banks”), and Bank of America, N.A., as administrative agent for the Banks (the “Administrative Agent”). Reference is also made to the Security Agreement dated as of December 21, 2005 (as the same may be modified from time to time, the “Security Agreement”) among the Borrowers, Stripes Holdings LLC, a Delaware limited liability company (the “Parent”), certain subsidiaries of the Parent and the Administrative Agent. [Subsidiary], a [state] [form of entity] (the “Subsidiary”), hereby agrees with the Borrowers and the Administrative Agent as follows:

In accordance with Section 5.19 of the Credit Agreement, the Subsidiary hereby (a) joins the Security Agreement as a party thereto and assumes all the obligations of a Debtor (as defined in the Security Agreement) under the Security Agreement, (b) agrees to be bound by the provisions of the Security Agreement as if the Subsidiary had been an original party to the Security Agreement, and (c) confirms that, after joining the Security Agreement as set forth above, the representations and warranties set forth in the Credit Agreement and the Security Agreement with respect to the Subsidiary are true and correct in all material respects as of the date of this Joinder Agreement.

For purposes of notices under the Security Agreement, the notice address for the Subsidiary is as follows:

Attention:
Telephone:	( )
Telecopy:	( )

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

H-1

IN WITNESS WHEREOF this Joinder Agreement is executed and delivered as of the      day of                     , 200  .

[SUBSIDIARY]

By:
Name:
Title:

H-2

Exhibit I-1

FORM OF

NEW BANK AGREEMENT

This New Bank Agreement dated as of                      (this “Agreement”) is by and among Susser Holdings, L.L.C., a Delaware limited liability company (the “Parent Borrower”), SSP Partners, a Texas general partnership (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers” with each being a “Borrower”), Bank of America, N.A., in its capacity as administrative agent under the Credit Agreement described below (the “Administrative Agent”), and                      (the “New Bank”). Reference is made to the Credit Agreement dated as of December 21, 2005 (as it may be modified from time to time, the “Credit Agreement”) among the Borrowers, the Administrative Agent, and the financial institutions named therein (the “Banks”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

PRELIMINARY STATEMENTS

A.	Pursuant to Section 2.13 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to add to the Credit Agreement one or more lenders that are Eligible Assignees under the Credit Agreement.

B.	The Borrowers have given notice to the Administrative Agent pursuant to Section 2.13 of the Credit Agreement of its intention to add the New Bank to the Credit Agreement as a Bank with a Revolving Loan Commitment of $ , and the Administrative Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

1. Addition of New Bank. Pursuant to Section 2.13 of the Credit Agreement, the New Bank is hereby added to the Credit Agreement as a Bank with a Revolving Loan Commitment of $            . The New Bank specifies as its Lending Office(s) the following:

Attention:
Telephone:
Telecopy:

2. New Note. Each Borrower agrees to promptly execute and deliver to the New Bank a Revolving Loan Note in the amount of its Revolving Loan Commitment set forth in Section 1 above (“New Note”).

I-1-1

3. Consent. The Administrative Agent and the Borrowers hereby consent to the addition of the New Bank effectuated hereby.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. Bank Credit Decision. The New Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

7. Representations and Warranties of the Borrowers. Each Borrower jointly and severally represents and warrants as follows:

(a) The execution, delivery, and performance by such Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby (i) do not contravene the organizational documents of such Borrower, (ii) have been duly authorized by all necessary limited liability company or partnership action of such Borrower, and (iii) are within such Borrower’s limited liability company or partnership powers.

(b) This Agreement has been duly executed and delivered by such Borrower and constitutes the legal, valid, and binding obligation of such Borrower, enforceable against such Borrower in accordance with the Agreement’s terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

(c) The execution, delivery, and performance by such Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby, (i) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Borrower is a party or any other material contract or agreement to which such Borrower is a party, (ii) do not violate any law or regulation binding on or affecting such Borrower, (iii) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (iv) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

I-1-2

(d) After giving effect to this Agreement and any other New Bank Agreements and Revolving Loan Commitment Increase Agreements, such Borrower will be in compliance with the limitation set forth in clause (a) of the proviso to the first sentence of Section 2.13 of the Credit Agreement.

(e) [No Revolving Loans are outstanding.] [Arrangements satisfactory to the Administrative Agent have been made to prepay all outstanding Revolving Loans, together with accrued interest thereon and any amounts payable pursuant to Section 2.6 of the Credit Agreement.]

[(f) The resolutions duly adopted by the respective boards of directors or other governing body of such Borrower and the Guarantors on [date], are sufficient to authorize this Agreement, the New Note, and the Guaranty thereof and security therefor, as applicable, and such resolutions remain in full force and effect.]

8. Default. Without limiting any other event that may constitute an Event of Default, in the event any representation or warranty set forth herein shall prove to have been incorrect or misleading in any material respect when made, such event shall constitute an “Event of Default” under the Credit Agreement.

9. Expenses. Each Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the New Note, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

10. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrowers, the Administrative Agent, and the New Bank, this Agreement shall become effective as of the date first written above.

11. Eligible Assignee. The New Bank represents and warrants that it is an Eligible Assignee.

12. Appointment of Agent. The New Bank hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.

I-1-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SUSSER HOLDINGS, L.L.C.

By:
Name:
Title:

SSP PARTNERS

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

NEW BANK:

[NAME OF NEW BANK]

By:
Name:
Title:

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Exhibit I-2

FORM OF

REVOLVING LOAN COMMITMENTS INCREASE AGREEMENT

This Revolving Loan Commitment Increase Agreement dated as of [date],                  (this “Agreement”) is by and among Susser Holdings, L.L.C., a Delaware limited liability company (the “Parent Borrower”), the SSP Partners, a Texas general partnership (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers” with each being a “Borrower”), Bank of America, N.A., in its capacity as administrative agent under the Credit Agreement described below (the “Administrative Agent”), and ___________ (“Increasing Bank”). Reference is made to the Credit Agreement dated as of December 21, 2005 (as it may be modified from time to time, the “Credit Agreement”) among the Borrowers, the Administrative Agent, and the financial institutions named therein (the “Banks”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

Preliminary Statements

A.	Pursuant to Section 2.13 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to allow a Bank to increase that Bank’s Revolving Loan Commitment.

B.	The Borrowers have given notice to the Administrative Agent of their intention, pursuant to such Section 2.13 and with the consent of the Increasing Bank, to increase the Revolving Loan Commitment of the Increasing Bank from $ to $ , and the Administrative Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

1. Increase of Commitment. Pursuant to Section 2.13 of the Credit Agreement, the Revolving Loan Commitment of the Increasing Bank is hereby increased from $                 to $                 .

2. New Note. Each Borrower agrees to promptly execute and deliver to the Increasing Bank a new Note in the amount of its increased Revolving Loan Commitment set forth in Section 1 above (the “New Note”), and the Increasing Bank agrees to return to such Borrower, with reasonable promptness, the Note previously delivered to the Increasing Bank by such Borrower or a lost affidavit pertaining to such Note.

3. Consent. The Administrative Agent hereby consents to the increase in the Revolving Loan Commitment of the Increasing Bank effectuated hereby.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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5. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. Bank Credit Decision. The Increasing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

7. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) The execution, delivery, and performance by such Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby (i) do not contravene the organizational documents of such Borrower, (ii) have been duly authorized by all necessary limited liability company or partnership action of such Borrower, and (iii) are within such Borrower’s limited liability company or partnership powers.

(b) This Agreement has been duly executed and delivered by such Borrower and constitutes the legal, valid, and binding obligation of such Borrower, enforceable against such Borrower in accordance with the Agreement’s terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

(c) The execution, delivery, and performance by such Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby, (i) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Borrower is a party or any other material contract or agreement to which such Borrower is a party, (ii) do not violate any law or regulation binding on or affecting such Borrower, (iii) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (iv) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

(d) After giving effect to this Agreement and any other New Bank Agreements and Revolving Loan Commitment Increase Agreements, such Borrower will be in compliance with the limitation set forth in clause (a) of the proviso to the first sentence of Section 2.13 of the Credit Agreement.

(e) [No Revolving Loans are outstanding.] [Arrangements satisfactory to the Administrative Agent have been made to prepay all outstanding Revolving Loans, together with accrued interest thereon and any amounts payable pursuant to Section 2.6 of the Credit Agreement.]

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[(f) The resolutions duly adopted by the respective boards of directors or other governing body of such Borrower and the Guarantors on [date], are sufficient to authorize this Agreement, the New Note, and the Guaranty thereof and security therefor, as applicable, and such resolutions remain in full force and effect.]

8. Default. Without limiting any other event that may constitute an Event of Default, in the event any representation or warranty set forth herein shall prove to have been incorrect or misleading in any material respect when made, such event shall constitute an “Event of Default” under the Credit Agreement.

9. Expenses. Each Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the New Note, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

10. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrowers, the Administrative Agent and the Increasing Bank, this Agreement shall become effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SUSSER HOLDINGS, L.L.C.

By:
Name:
Title:

SSP PARTNERS

By:
Name:
Title:

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

INCREASING BANK:

[NAME OF INCREASING BANK]

By:
Name:
Title:

I-2-4